UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive Proxy Statement.
☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to § 240.14a-12.

CSX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 24, 2009
Dear Shareholder:
       On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2009 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 6, 2009, at the Baltimore Marriott Inner Harbor at Camden Yards, 110 South Eutaw Street, Baltimore, MD 21201-1608.
       You may have noticed changes in the way we are providing proxy materials to our shareholders in connection with our 2009 Annual Meeting. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet increases the ability of our shareholders to access important Company information, while reducing the environmental impact of our Annual Meeting. If you want more information, please see the Questions and Answers section of this proxy statement or visit the Annual Shareholders Meeting section of our Investor Relations web site.
       Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice you received in the mail or via email.
       We look forward to seeing you at the Meeting.

Michael Ward
Chairman of the Board, President
and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Jacksonville, Florida
March 24, 2009
To Our Shareholders:
          The Annual Meeting of Shareholders of CSX Corporation (the “Meeting”) will be held at 10:00 a.m. (EDT) on Wednesday, May 6, 2009 at the Baltimore Marriott Inner Harbor at Camden Yards, 110 South Eutaw Street, Baltimore, MD 21201-1608, for the purpose of considering and acting upon the following matters:
•	Election of eleven directors;

•	Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2009; and

•	Such other matters as may properly come before the Meeting.
          The above matters are described in detail in the proxy statement (the “Proxy Statement”). You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) vote by telephone or via the Internet using the instructions on your proxy card or (b) if you requested to receive printed proxy materials, complete, sign, date and return your proxy card in the postage-paid envelope provided.
          Only shareholders of record at the close of business on March 6, 2009 will be entitled to vote, either by proxy or by ballot. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to those shareholders on or about March 24, 2009.

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs
and Corporate Secretary
 i

iii

Report of the Audit Committee	50
Security Ownership of Certain Beneficial Owners, Directors and Executive Officers	51
Equity Compensation Plan Information	53
Section 16(a) Beneficial Ownership Reporting Compliance	53
“Householding” of Proxy Materials	53
Notice of Electronic Availability of Proxy Materials.	55

Appendix A	56
 iv

Proxy Statement for 2009 Annual Meeting of Shareholders
About the Annual Meeting
What is the purpose of the Annual Meeting of Shareholders?
At our 2009 Annual Meeting of Shareholders (the “Meeting”), shareholders will act upon the matters outlined in the Notice of Meeting above, including the election of directors and ratification of the selection of the Independent Registered Public Accounting Firm (the “Independent Auditors”) of CSX Corporation (the “Company” or “CSX”).
Where will the Meeting be held?
The Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 6, 2009 at the Baltimore Marriott Inner Harbor at Camden Yards, 110 South Eutaw Street, Baltimore, MD 21201-1608. The facility is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the Meeting upon request. If you would like to obtain directions to be able to attend the Meeting and vote in person, you can write to us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202 or call us at (904) 366-4242.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2008 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:
•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until terminated.
Who is soliciting my vote?
The Board of Directors of CSX (the “Board”) is soliciting your vote on matters being submitted for shareholder approval at the Meeting.
Who is entitled to vote?
Only shareholders of record at the close of business on March 6, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof. On that date, there were issued and outstanding 399,343,121 shares of common stock, the only outstanding class of voting securities of the Company.
A list of shareholders entitled to vote at the Meeting will be available for examination at CSX Corporation, 500 Water Street, Jacksonville, FL 32202 for ten days before the Meeting and at the Meeting.
What will I be voting on?
At the Meeting, shareholders will vote on:
•	Election of eleven directors;

•	Ratification of the selection of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2009; and

•	Such other matters as may properly come before the Meeting.
How many votes do I have?
You will have one vote for every share of CSX common stock you owned at the close of business on the Record Date.
How many shares must be present to hold the Meeting?
The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the Meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the Meeting will not be included in determining whether a quorum is present.
Your vote is important--we urge you to vote by proxy even if you plan to attend the Meeting.
What are the voting procedures?
Election of Directors. The Company’s state of incorporation is Virginia. Under Virginia law and the Company’s bylaws, in an uncontested election, directors are elected by a majority of votes cast by the shares entitled to vote at a meeting at which a quorum is present. In accordance with the Company’s Corporate Governance Guidelines, in an uncontested election, any incumbent Director nominated for reelection as a Director who is not reelected in accordance with the Company’s bylaws shall promptly tender his or her resignation following certification of the shareholder vote. For more information on the procedures in these circumstances, see “Principles of Corporate Governance” below.
Other Proposals. For all other proposals, the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.
Abstentions and broker “non-votes” are not considered votes “for” or “against” any proposal and will have no effect on the outcome of any vote.
How do I vote?
You can vote either in person at the Meeting or by proxy without attending the Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:
•
Vote by Telephone. You can vote your shares by telephone by calling the toll-free number listed in the Notice on a touch-tone telephone 24 hours a day. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

•
Vote by Internet. You can also vote via the Internet by following the instructions in the Notice. The website address for Internet voting is indicated in the Notice. Internet voting also is available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet.

•
Vote by Mail. If you requested printed proxy materials and choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Meeting.

If you want to vote in person at the Meeting, and you hold your CSX stock in street name (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Meeting.
Can I change my vote?
Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202, by timely receipt of a later-dated signed proxy card, by a later vote via the Internet or by telephone, or by voting by ballot.
Will my shares be voted if I do not provide instructions to my broker?
If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).
What happens if I return my proxy card but do not give voting instructions?
If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote FOR the election of the eleven director nominees named in this Proxy Statement and FOR Item 2, the ratification of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2009.
What happens if other matters are voted on at the Meeting?
If any other matters are properly presented at the Meeting for consideration, the persons named as proxies in the enclosed proxy card will have discretion to vote on those matters for you. On the date we filed this Proxy Statement with the Securities and Exchange Commission, the Board did not know of any other matter to be raised at the Meeting.
How are votes counted?
Votes are counted by inspectors of election appointed by the Company.

What is the deadline for consideration of shareholder proposals for the 2010 Annual Meeting of Shareholders?
A shareholder who wants to submit a proposal to be included in the proxy statement for the 2010 Annual Meeting of Shareholders (the “2010 Meeting”) must send it to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL, 32202, so that it is received on or before November 24, 2009 unless the date of 2010 Meeting is changed by more than 30 days from May 6, 2010, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2010 Meeting.
A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2010 Meeting, pursuant to our bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 6, 2010, nor later than the close of business on February 5, 2010 unless the date of the 2010 Meeting is more than 30 days before or more than 70 days after May 6, 2010, in which case the proposal must be received not earlier than the 120th day prior to the date of the 2010 Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2010 Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2010 Meeting.
Does the Board consider director nominees recommended by shareholders?
Yes, the Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, Jacksonville, FL 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below in Item 1: Election of Directors, Committees of the Board, Governance Committee.
What happens if the Meeting is postponed or adjourned?
Unless the polls have closed, your proxy will still be in effect and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy with respect to any item until the polls have closed for voting on such item.
Do I need a ticket to attend the Meeting?
Yes, you will be issued an admission ticket at the Shareholder Registration Desk at the Meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.
How can I find CSX’s proxy materials and annual report on the Internet?
Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to Be Held on May 6, 2009. This Proxy Statement and the 2008 Annual Report are available on the Company’s Internet website (www.csx.com).

Item 1: Election of Directors
Eleven directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Unless otherwise specified, the proxy holders will cast votes, FOR the election of the nominees named below. Each of the nominees named below is a current director standing for re-election and each was elected at the Company’s 2008 Annual Meeting of Shareholders. Mr. Christopher Hohn is not standing for re-election. Accordingly, the size of the Board will be reduced from twelve directors to eleven directors, effective as of the date of the Annual Meeting.
As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.
Certain information regarding each Company nominee follows. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
The Board recommends a vote FOR the following nominees.

Donna M. Alvarado, 60, has served as a CSX director since September 2006. Ms. Alvarado is the founder and current President of Aguila International, a business-consulting firm.

Previously, Ms. Alvarado served as President and CEO of a global educational publishing company and has served on corporate boards in the manufacturing, banking, transportation, and services industries. Ms. Alvarado currently serves on the Board of Directors of Corrections Corporation of America and as Chairwoman of the Ohio Board of Regents.

Early in her career, following executive and legislative staff appointments at the U.S. Department of Defense and in the U.S. Congress, Ms. Alvarado was named by President Ronald Reagan to lead the federal agency ACTION, the nation’s premier agency for civic engagement and volunteerism.

Alexandre Behring, 42, joined the CSX Board of Directors in July 2008. He is the Managing Director of 3G Capital Partners Ltd., a private investment firm, which he joined in 2005.

Previously, Mr. Behring spent 10 years at GP Investments, Latin America’s largest private-equity firm, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as CEO of America Latina Logistica (“ALL”), Latin America’s largest independent railroad and logistics company. He continues to serve on the Management Committee of ALL’s Board.

Senator John B. Breaux, 65, has served as a director of CSX since shortly after his retirement from the U.S. Congress in 2005. Senator Breaux held numerous leadership positions during his 18-year tenure in the U.S. Congress, serving on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee. Senator Breaux also founded the Centrist Coalition of Senate Democrats and Republicans and served as chairman of the Democratic Leadership Council.

Currently, Senator Breaux is a partner in the Breaux-Lott Leadership Group. Senator Breaux also serves as a director of LHC Group, Inc. and as Managing Director of Riverstone Holdings, a private equity fund.

Steven T. Halverson, 54, has served as a director of CSX since September 2006. Mr. Halverson is the Chief Executive Officer of The Haskell Company, one of the largest design and construction firms in the United States. Prior to joining The Haskell Company in 1999, Mr. Halverson served as a Senior Vice President of M.A. Mortenson, a national construction firm.

Mr. Halverson also serves as a director for PSS World Medical, Inc., ACIG Insurance Co., the Florida Council of 100, the Florida Chamber of Commerce (chair-elect) and the National Center for Construction Education and Research. Mr. Halverson is also a St. John’s University regent.

Edward J. Kelly, III, 55, has served as a director of CSX since July 2002. Mr. Kelly is currently Head of Global Banking at Citigroup, Inc. and Chief Executive Officer of Citi Alternative Investments, an integrated alternative investments platform within Citigroup, Inc.

Mr. Kelly previously served as a Managing Director at The Carlyle Group and Vice Chairman of The PNC Financial Services Group, Inc. following PNC’s acquisition of Mercantile Bankshares Corporation in March 2007. At Mercantile, Mr. Kelly held the offices of Chairman, Chief Executive Officer and President. Before joining Mercantile, Mr. Kelly served as Managing Director and co-head of Investment Banking Client Management at J.P. Morgan Chase and Managing Director and Head of Global Financial Institutions at J.P. Morgan. Previously, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions. Early in his career, Mr. Kelly served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr. Mr. Kelly also serves on the Board of Directors of The Hartford Financial Services Group.

Gilbert Lamphere, 56, joined the CSX Board of Directors in July 2008. He is the Managing Director of Lamphere Capital Management, a private investment firm which he founded in 1998, and Chairman of Wyndham Global Partners, an international private equity investment group.

Previously, Mr. Lamphere was a director of Canadian National Railway, Chairman of Illinois Central Railroad before its sale to Canadian National in 1998, and a director of Florida East Coast Industries. Mr. Lamphere has served as a director of nine other public companies, including Carlyle Industries, Inc., Cleveland-Cliffs Inc., R. P. Scherer Corporation, Global Natural Resources Corporation and Recognition International, Inc. Earlier in his career, Mr. Lamphere was Vice President of Mergers & Acquisitions at Morgan Stanley.

John D. McPherson, 62, joined the CSX Board of Directors in July 2008. He served as President and COO of Florida East Coast Railway, a wholly owned subsidiary of Florida East Coast Industries, Inc., from 1999 until his retirement in 2007. From 1993-1998, Mr. McPherson served as Senior Vice President — Operations, and from 1998-1999, he served as President and CEO of the Illinois Central Railroad. Prior to joining the Illinois Central Railroad, Mr. McPherson served in various capacities at Santa Fe Railroad for 25 years.

From 1997-2007, Mr. McPherson served as a member of the Board of Directors of TTX Company, a railcar provider and freight car management services joint venture of North American railroads.

Timothy O’Toole, 53, joined the CSX Board of Directors in September 2008. He has been the Managing Director of the London Underground since 2003, where he is responsible for operating and rebuilding the Tube, the world’s oldest metropolitan railway. Mr. O’Toole recently resigned from the London Underground, effective as of April 2009.

Previously, he served as President and Chief Executive Officer of Conrail from 1998 to 2001. During his more than 20 years at Conrail, he served in various senior management roles, including Senior Vice President of Law and Government Affairs, Senior Vice President of Finance and Chief Financial Officer, Vice President and Treasurer, and Vice President and General Counsel.

David M. Ratcliffe, 60, has served as a director of CSX since January 2003. He has been Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer.

Mr. Ratcliffe also serves as a member of the boards of several organizations, including Edison Electric Institute (Chairman), Georgia Chamber of Commerce (Chairman, 2005), Federal Reserve Bank of Atlanta (Chairman, 2004-2006), Metro Atlanta Chamber of Commerce, Georgia Research Alliance (Chairman, 2005-2006), Georgia Partnership for Excellence in Education and the Woodruff Arts Center (Trustee; Chairman, 2004 Campaign).

Donald J. Shepard, 62, has served as a director of CSX since January 2003. In 2008, Mr. Shepard retired as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., one of the world’s largest life insurance and pension companies.

He currently serves as a member of the board of directors of The PNC Financial Services Group, Inc. He is also Vice Chairman of the U.S. Chamber of Commerce. In addition, he is a trustee of Johns Hopkins Medicine and Johns Hopkins University.

Michael J. Ward, 58, is a thirty-one year veteran of the Company and has served as Chairman, President and Chief Executive Officer since January 2003. Mr. Ward’s career with the Company has included key executive positions in nearly all aspects of the Company’s business, including sales and marketing, operations, and finance.

Mr. Ward serves on the boards of directors of Ashland Inc., the Association of American Railroads and the Center for Energy and Economic Development.

RECOMMENDATION OF THE BOARD
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE ELEVEN NOMINEES AS DIRECTORS.
What if a nominee is unable to serve as director?
If any of the nominees named above is not available to serve as a director at the time of the Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

Director Independence
The Board annually evaluates the independence of each of its directors and, acting through its Governance Committee, the performance of each of its directors. The Board has determined that nine of the eleven nominees for election as directors are independent under the listing standards of the New York Stock Exchange (“NYSE”). In making this determination, the Board considered the NYSE listing standards, as well as transactions or relationships, if any, between each director, director nominee or his or her immediate family and the Company or its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director or nominee is independent.
During its deliberations, the Board specifically considered the Company’s relationship with the Southern Company, a producer and provider of electric power. Mr. Ratcliffe, a director and a nominee, currently is the Chairman of the Board, President and Chief Executive Officer of the Southern Company. CSX Transportation, a wholly-owned subsidiary of CSX, delivers coal to generating plants operated by subsidiaries of the Southern Company. Revenue received from the Southern Company in 2008 exceeded the thresholds set forth in the NYSE listing standards regarding director independence.
As a result of these reviews, the Board affirmatively determined that each of the director nominees, other than Messrs. Ratcliffe and Ward, is independent under the NYSE listing standards.
Principles of Corporate Governance
The Board is committed to corporate governance principles and practices that facilitate fulfilling its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the Company as employees, investors, customers, suppliers or in other capacities can and should expect. Key corporate governance principles observed by the Board and the Company include:
•	Nomination of a slate of directors for election to the Company’s Board, a substantial majority of which is independent, as that term is defined in applicable laws and NYSE listing standards.

•	Establishment of qualification guidelines for candidates for director and review of each director’s performance and continuing qualification for Board membership.

•	Membership of the Governance, Compensation and Audit Committees comprised solely of independent directors.

•	Authority for the Governance, Compensation and Audit Committees to retain outside, independent advisors and consultants when appropriate.

•
Adoption of a Code of Ethics, which meets applicable rules and regulations and covers all directors, officers and employees of CSX, including the Company’s CEO, Chief Financial Officer (“CFO”) and Controller.

•
Adoption of a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification.

•
Adoption of a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide for benefits in an amount exceeding a threshold set forth in the Policy.

CSX’s Corporate Governance Guidelines, Code of Ethics, the charters of each standing committee, and policies adopted by the Board are available on the Company’s Internet website at investors.csx.com under the heading “Corporate Governance”. Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202.

Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com). There were no waivers to the Code of Ethics in 2008.
Shareholders who wish to communicate with the Board generally, or with a particular director, may forward appropriate correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202.
Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate directly with non-management directors may forward correspondence to CSX Corporation, the Presiding Director, CSX Board of Directors, 500 Water Street, C160, Jacksonville, FL 32202.
Transactions with Related Persons
CSX operates under a Code of Ethics that requires all employees, officers, and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to CSX than could be obtained from an unrelated person.
The Audit Committee is responsible for review and oversight of all transactions with related persons. CSX has not adopted written procedures for reviewing related person transactions, but generally follows the procedures described below.
CSX considers a “Related Person” to be: (i) any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of any class of CSX’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CSX (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in any fiscal year, and in which any Related Person had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
On an annual basis in response to the annual Directors’ and Officers’ Questionnaire, each director and executive officer submits to the Corporate Secretary a description of any current or proposed Related Person Transactions. Any person nominated to stand for election as a director or appointed as a director or an executive officer submits the information described above in response to a Questionnaire prepared by the Corporate Secretary. Directors and executive officers are expected to notify the Corporate Secretary of any updates to the list of Related Person Transactions during the year. If Related Person Transactions are identified, those transactions are reviewed by the Audit Committee.
The Audit Committee will evaluate Related Person Transactions based on:
•	information provided by the Board during the required annual affirmation of independence;

•	applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s officers and directors and provided to the Audit Committee; and

•	any other applicable information provided by any director or officer of the Company.
In connection with the review of any Related Person Transaction, the Audit Committee will consider whether the transaction will be a conflict of interest or give the appearance of a conflict of interest. In the case of any Related Person Transaction involving an outside director or nominee for director, the Audit Committee will also consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NYSE listing standards.
Meetings of the Board and Executive Sessions
During 2008, there were thirteen meetings of the Board. Each director that served on the Board for the full year attended 75% or more of the meetings of the Board and the meetings of the committees on which he or she served. Each director that was elected July 2008 or later, other than Mr. Hohn, attended 75% or more of the meetings of the Board and the meetings of the committees on which he served.
The non-management directors meet alone in executive session at each Board meeting. Non-management directors are all those who are not Company officers. These executive sessions are chaired by a Presiding Director who is an independent director selected annually by the Governance Committee. Mr. Kelly currently serves as the Presiding Director. In accordance with the CSX Corporate Governance Guidelines, the independent directors (when different than non-management directors) meet in executive session at least once a year.
While the Company does not have a formal policy regarding director attendance at Annual Meetings of Shareholders, the Company strongly encourages directors to attend absent an emergency.
Committees of the Board
CSX has six standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee, the Governance Committee, and the Operations and Public Affairs Committee. Each of these committees has a written charter approved by the Board, a copy of which can be found on the Company’s Internet website at investors.csx.com under the heading “Corporate Governance”. As of the Record Date, the composition of the committees of the Board is as follows.

Director	Audit	Compensation	Executive	Finance	Governance	Public Affairs
Donna M. Alvarado	X	X
Alexandre Behring		X				X
John B. Breaux	X		X			Chair
Steven T. Halverson		Chair	X		X
Christopher Hohn				X	X
Gilbert H. Lamphere		X				X
Edward J. Kelly, III			X	X	Chair
John D. McPherson				X		X
Timothy T. O’Toole	X					X
David M. Ratcliffe			X	Chair		X
Donald J. Shepard	Chair	X	X
Michael J. Ward			Chair

Executive Committee
The Executive Committee meets only as needed and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has six members, consisting of the Chairman of the Board and the chairs of each of the five standing committees. The Committee met three times in 2008. Pursuant to the Committee Charter, a notice of a meeting of the Executive Committee is required to be provided to all Board members.

Audit Committee
The Audit Committee selects the independent registered public accounting firm (“Independent Auditors”) and submits its choice to the shareholders for ratification. Its primary functions include oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, and the performance of the Independent Auditors and the Company’s internal audit function.
Specifically, the Committee retains, appoints, oversees and approves compensation of the Company’s Independent Auditors, reviews the scope and methodology of the Independent Auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the Independent Auditors and management. The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full Committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full Committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters.
The Audit Committee has four members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the NYSE and the Securities and Exchange Commission (“SEC”). The Committee held nine meetings in 2008.
The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Shepard is the Committee’s financial expert and is independent pursuant to the standards promulgated by the NYSE and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.
Compensation Committee
The primary functions of the Compensation Committee are to: (i) establish the Company’s philosophy with respect to executive compensation and benefits; (ii) periodically review the Company’s compensation practices and policies, benefit plans, and perquisites applicable to all employees and executives to ensure consistency with the Company’s compensation philosophy; (iii) assure that the Company’s benefit plans, practices, programs and policies maintained for employees and directors comply with all applicable laws; (iv) in consultation with the Board, review and approve corporate goals and objectives relevant to compensation and benefits for the CEO, and evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the CEO based on such evaluation; (v) review and recommend approval of management compensation and Company compensation plans, including benefits for key employees as determined by the Committee from time to time; (vi) establish performance objectives for certain executives, and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”); and (vii) review the Compensation Discussion and Analysis section of the Proxy Statement and, as appropriate, recommend to the Board for approval the inclusion of the Compensation Discussion and Analysis (“CD&A”) section in the Company’s Annual Report on Form 10-K and Proxy Statement. In addition, the Committee monitors the administration of certain executive and management compensation and benefit programs.
The Compensation Committee has five members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Section 162(m) and are independent pursuant to the independence standards promulgated by the NYSE. The Committee held six meetings in 2008. Please refer to the CD&A section of this Proxy Statement for additional information regarding the functions and operations of the Compensation Committee.
For additional information regarding the functions of the Compensation Committee, please see “Role of the Compensation Committee” on pages 17-18.

Finance Committee
The Finance Committee provides general oversight and review of financial matters affecting the Company, including the monitoring of corporate debt, cash flow, and the assets and liabilities maintained by the Company and its affiliates in conjunction with employee benefit plans, including monitoring the funding and investment policies and performances of the assets. This four-member Committee held three meetings in 2008.
Governance Committee
The Governance Committee of the Board identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualification and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Governance Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance. The Committee has three members and is composed solely of independent directors pursuant to the independence standards promulgated by the NYSE. The Committee held five meetings in 2008.
The Governance Committee generally identifies nominees for directors based upon outside research and suggestions from directors and officers of the Company. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. As a group, the Board is expected to represent a broad diversity of experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. While there is not a formal list of qualifications, nominees for Board membership are expected to be prominent individuals with demonstrated leadership ability and who possess outstanding integrity, values and judgment. Nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency. The Committee uses these and other relevant criteria to evaluate potential nominees.
Shareholders who wish to nominate a director nominee should do so in accordance with the nomination provisions of the Company’s bylaws. In general, a shareholder nomination for the 2010 Meeting should be delivered to the Company at least 90 days but no more than 120 days prior to the first anniversary of this year’s Meeting date unless the date of the 2009 Meeting is more than 30 days before or more than 70 days after such anniversary, in which case the proposal must be received not earlier than the 120th day prior to the anniversary date of the 2009 Meeting and not later than the close of business on the later of the 90th day prior to the anniversary date of the 2009 Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2009 Meeting. Nominations should be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. A shareholder’s notice regarding any such nomination should also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns along with all other information required under Article I, Section 11(a)(ii) of the Company’s bylaws.
Operations and Public Affairs Committee
The Operations and Public Affairs Committee reviews operating and strategic projects and major public policy issues facing the Corporation, and monitors how the Corporation’s activities and practices affect its public reputation. This six-member Committee held five meetings during 2008.

Director Compensation
The Board periodically, but at least once every three years, reviews and sets the compensation for non-management directors based on the recommendation of the Governance Committee. Director compensation includes both cash and stock-based components. In recommending the amount and form of director compensation, the Committee considers, among other factors, the level of compensation necessary to attract and retain qualified, independent directors. The most recent review of the compensation for non-management directors occurred in 2007, and resulted in no changes in the overall compensation structure.
During 2008, each non-employee director received an annual retainer of $75,000, at least 50% of which was payable in CSX stock pursuant to the CSX Corporation Stock Plan for Directors (the “Stock Plan”). The Chair of each Board committee other than the Audit Committee received an additional $10,000. The Chair of the Audit Committee received an additional $15,000, and each member of the Audit Committee also received an additional $5,000. The stock component was paid to directors on September 25, 2008, and pursuant to the terms of the Stock Plan, was determined using the closing price per share on June 24, 2008 of $62.24, the day before the 2008 annual meeting of shareholders. Historically, each non-employee director has also received an annual grant of shares at the Board’s December meeting. However, the Board elected to change the date of grant from December 2008 to February 2009.
During 2008, each director was eligible to defer all or a portion of his or her director’s fees, including cash compensation and stock, under the CSX Directors’ Deferred Compensation Plan (the “Directors’ Plan”). Deferrals are subject to Section 409A of the Internal Revenue Code (“Section 409A”). Deferrals of director fees and other awards earned prior to 2005 are not subject to Section 409A. Those deferrals will continue to be administered in accordance with the terms of the Directors’ Plan in effect as of December 31, 2004. Cash deferrals may be credited to an unfunded account and invested in various investment choices or deferred as shares of CSX common stock. The investment choices parallel the investment options offered to employees under CSX’s 401(k) plan. Stock deferrals are automatically held as outstanding shares in a rabbi trust, with dividend equivalents credited in the form of shares.
Directors also are eligible to receive other compensation and benefits as discussed below. With the exception of his participation in the CSX Directors’ Matching Gift Program (“Matching Gift Program”), Mr. Ward does not receive compensation for his services as a director.

The following table summarizes the compensation earned by each of the non-employee directors in 2008. No stock option awards were made to the directors in 2008.
Directors’ Compensation Table

					Change in
	Fees Earned			Non-Equity	Pension Value
	or Paid in	Stock	Option	Incentive Plan	and Nonqualified	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)[1]	($)[2]	($)	($)	Earnings	($)[3]	($)[4]

Donna M Alvarado	$42,500	$34,042	-	-	-	$1,418	$77,960

Elizabeth E. Bailey	$30,625	$19,858	-	-	-	$9,378	$59,861

Alexandre Behring	$15,625	$14,184	-	-	-	$49,597	$79,406

John B. Breaux	$41,250	$34,042	-	-	-	$16,448	$91,740

Steven T. Halverson	$40,000	$34,042	-	-	-	$51,190	$125,232

Christopher Hohn	$9,375	$8,494	-	-	-	-	$17,869

Edward J. Kelly, III	$47,500	$34,042	-	-	-	$59,378	$140,920

Robert D. Kunisch	$24,792	$19,858	-	-	-	$59,378	$104,028

Gilbert Lamphere	$15,625	$14,184	-	-	-	$50,597	$80,406

John D. McPherson	$15,625	$14,184	-	-	-	$10,597	$40,406

Southwood J. Morcott	$21,875	$19,858	-	-	-	$57,378	$99,111

Timothy O’Toole	$10,625	$8,494	-	-	-	-	$19,119

David M. Ratcliffe	$47,500	$34,042	-	-	-	$59,378	$140,920

William C. Richardson	$39,375	$25,531	-	-	-	$57,378	$122,284

Frank S. Royal	$28,125	$25,531	-	-	-	$59,378	$113,034

Donald J. Shepard	$57,500	$34,042	-	-	-	$61,048	$152,590

1 – Fees Earned or Paid in Cash - Includes cash retainer ($37,500) and any Chairman or Audit Committee fees earned in 2008. Messrs. Breaux, Ratcliffe, and Shepard elected to defer 100% of their cash retainers and fees in the form of stock into the CSX Directors’ Deferred Compensation Plan. The number of shares deferred was 905, 995 and 1,205, respectively.
2 – Stock Awards - Amounts disclosed in this column include the Company’s cost recorded in the 2008 financial statements in accordance with FAS 123(R) for the equity portion of the directors’ annual retainer. The annual 5,000 share stock grant for directors was moved from December 2008 to February 2009. Thus, the directors did not receive a stock grant in 2008 other than the stock portion of their annual retainer.
3 – All Other Compensation – Includes excess liability insurance, amounts for personal aircraft usage, Company matches under the CSX Directors’ Matching Gift Program, incremental costs associated with the administration of the CSX Directors’ Charitable Gift Plan and discounts at The Greenbrier, a CSX-owned resort. Under the Directors’ Matching Gift Program, the Company makes direct contributions to approved charities selected by a director who contributes his or her own funds as well. The Directors’ Matching Gift Program is described on page 15. The only perquisites to exceed $10,000 for any director were the Company matches under the Directors’ Matching Gift Program and included matches in the following amounts:

$50,000 for each of Messrs. Halverson, Kelly, Kunisch, Lamphere, Ratcliffe, Royal and Shepard, $49,000 for Mr. Behring, $48,000 for Messrs. Morcott and Richardson, $12,000 for Sen. Breaux and $10,000 for Mr. McPherson.
4 – Total - The differences in the amounts in this column are largely attributable to fees for committee Chairs, for service on the Audit Committee and the Company match on charitable contributions under the CSX Directors’ Matching Gift Program.
5 – Mr. Morcott retired from the Board and Dr. Bailey and Mr. Kunisch resigned from the Board effective July, 2008. Dr. Richardson and Dr. Royal resigned from the Board in September, 2008.
6 – Messrs. Behring, Lamphere, and McPherson joined the Board in July 2008 and Messrs. Hohn and O’Toole joined the Board in September 2008.
Stock Ownership Guidelines
The Board has adopted Stock Ownership Guidelines to better align the interests of non-employee directors with the interests of shareholders. These guidelines require that all non-employee directors own shares of CSX common stock. Within five years of election to the Board, a non-employee director is expected to acquire and hold an amount of CSX common stock equal in value to five times the amount of such non-employee director’s annual retainer. Moreover, non-employee directors may only dispose of shares held in excess of 1.2 times the applicable ownership threshold. If the annual retainer increases, the non-employee directors will have five years from the time of the increase to acquire any additional shares needed to satisfy the guidelines. Further information on the Stock Ownership Guidelines is available on CSX’s website at investors.csx.com under the heading “Corporate Governance”.
Charitable Gift Plan
At one time, CSX had in place a charitable gift plan for directors funded in part by life insurance policies. Accordingly, directors elected before 2004 are eligible to participate in the CSX Directors’ Charitable Gift Plan (“Charitable Plan”). Under the Gift Plan, if a director serves for five consecutive years, CSX will make contributions totaling $1 million on his or her behalf to charitable institutions designated by the director. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, starting at the time of the director’s death. Only four current directors are eligible to participate in the Charitable Plan.
Matching Gift Plan and Other Benefits
Directors may participate in the CSX Directors’ Matching Gift Program (“Matching Gift Program”), which is considered an important part of CSX’s philanthropy and community involvement. CSX will match director contributions to organizations that qualify for support under CSX guidelines, up to a maximum annual CSX contribution of $50,000 per director. During 2008, 48 philanthropic organizations in areas served by the Company received $593,000 under the Matching Gift Program. The matching amounts are included in the directors’ compensation table on page 14.
Other Benefits
CSX makes available to directors personal excess liability insurance at no expense to the directors. In addition, directors are entitled to certain discounts (not to exceed an aggregate of $10,000 per director) when visiting The Greenbrier, a CSX-owned resort. During 2008, the value of the excess liability insurance and the discounts described above varied by director but did not exceed $4,500 for any current director.

Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and on the discussion described below, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Steven T. Halverson, Chairman
Donna M. Alvarado
Alexandre Behring
Gilbert A. Lamphere
Donald J. Shepard

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

The purpose of CSX’s executive compensation program is to attract and retain talented, high-performing executives, reward recent performance, create incentive for future performance, and align the long-term interests of executives with those of shareholders. This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the Company’s executive compensation program for our Chief Executive Officer, Michael J. Ward, and our other named executive officers.

The CD&A emphasizes the Company’s commitment to a pay-for-performance philosophy. It is divided into three sections in order to help explain and analyze CSX’s compensation philosophy, policies and programs. It discusses how these programs are administered, how they operated in 2008, and how understanding them can contribute to a better understanding of CSX, its management and its corporate governance. The principal sections of our CD&A are:
•	Role of the Compensation Committee, Independent Consultant and CEO

•	Philosophy and Purpose of CSX’s Executive Compensation Program; and

•	Analysis of Elements of CSX’s Executive Compensation Program.
Role of the Compensation Committee
The development of compensation and benefit plans for senior executives is the responsibility of the Compensation Committee of the Board (the “Committee”). The Committee is comprised solely of independent directors, and its membership currently consists of Steven T. Halverson, Committee Chair, Donna M. Alvarado, Alexandre Behring, Gilbert H. Lamphere and Donald J. Shepard. The members of the Committee are recommended by the Governance Committee and elected by the Board annually. For more information and discussion of the Committee and the independence of its members, see page 11.
The Committee endeavors to design short- and long-term incentive plans that reward performance based on achievement of different, but complementary, financial and strategic objectives. The Committee believes this balanced approach motivates management’s efforts to drive positive outcomes in both the current and future environment and mitigates the risk that any one incentive could lead executive officers to take actions that are not in CSX’s interest.
In establishing individual executive compensation opportunities and awarding actual payments, the Committee considers analyses and recommendations from its independent compensation consultant, competitive practices, the CEO’s recommendations (for his subordinates), and internal practices. However, the Committee ultimately applies its judgment in establishing these compensation opportunities and determining appropriate payouts for executives. The Committee does not rely solely on guidelines or formulas, or short-term changes in business performance. Key factors affecting these determinations include:
•	performance compared to the specific goals and objectives determined for CSX and for the individual executive at the beginning of the year;

•	contribution to CSX’s financial results;

•	effectiveness in leading CSX’s initiatives to increase customer service, productivity, and employee development;

•	the nature, scope, and level of the executive’s responsibilities and associated market comparisons;

•	contribution to CSX’s performance in the area of safety; and

•	contribution to CSX’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable law and CSX’s ethics policies.
Role of the Independent Compensation Consultant

The Committee retains an independent compensation consultant to provide objective analysis and to assist in the development and evaluation of the Company’s compensation programs. This consultant, Semler Brossy Consulting Group, LLC (the “Consultant”), reports directly to the Chairperson of the Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant is paid on an hourly fee basis, with such hourly rate approved by the Committee annually. The performance and independence of the Consultant are reviewed on an annual basis by the Committee, at which time they make a determination as to the renewal of the Consultant’s annual contract. Semler Brossy has been the independent compensation consultant for the Committee since 2003.
In 2008, the Consultant’s duties and responsibilities included:
•	reviewing alternative compensation tools and explaining their accounting, cash flow, tax, equity, dilution, pay for performance, and other consequences including the total cost of different combinations of compensation and benefit programs, their prevalence, and application;

•	performing due diligence in the development of a comparison of peer group companies;

•	analyzing financial information, stock price, and other performance data as critical inputs to recommended compensation level changes, while factoring in the business needs of CSX and the benefits to shareholders;

•	reviewing performance targets for the Company’s short- and long-term incentive plans; and

•	providing the Committee with an independence letter each December in a form approved by the Committee Chairperson.
The performance of the Consultant’s duties in 2008 required an understanding of all relevant CSX internal factors including Company practices, critical business issues, human resource considerations, strategic imperatives, financial plans and actual results, performance drivers and cultural factors.
Role of the CEO in Compensation Decisions

The CEO reviews compensation comparison benchmark data, as more fully discussed on page 21, for members of his senior executive team. Using this data, he considers information on executive performance and scope of responsibility and makes individual compensation recommendations to the Committee for each member of the senior executive team. These recommendations include possible salary adjustments, generally made every other year and adjustments to the annual incentive compensation payout for each member of the executive team based on his or her individual performance during the previous year.

The CEO provides input regarding targets for performance-based compensation plans but does not formally establish such targets, as this is a role of the Committee. The CEO does not review data or make recommendations with respect to his own compensation and he is not present when the Committee discusses his individual compensation.
Philosophy and purpose of CSX’s Executive Compensation Program
CSX operates in a competitive industry subject to substantial government oversight. Accordingly, the Company’s success depends largely on its ability to attract and retain highly-qualified management with exceptional leadership abilities. The Committee believes that the creation of long-term shareholder value is contingent upon the Company’s ability to appropriately value the quality, skills and dedication of the senior executive officers so that they are motivated to remain with the Company over time. The executive compensation program is structured to achieve the following objectives with an emphasis on the creation of long-term shareholder value:
•	Drive business and financial performance. Inspire leaders to achieve or exceed annual business unit goals;

•	Focus on long-term success. Hold leaders accountable for long-term success and risk mitigation strategies so the Company continues to deliver superior returns for shareholders over time;

•	Ownership. Align the long-term interests of executives with those of CSX’s shareholders so that a significant portion of overall compensation is equity-based; and

•	Attraction and retention. Attract and retain talented, motivated, high-performing executives with specific skill sets and relevant experience.
CSX uses a variety of compensation tools to achieve these objectives including: (i) direct pay—base salary, short-term and long-term incentives, and (ii) indirect pay—employee benefits, including retirement benefits, nonqualified deferred compensation plans, and perquisites.
The Company’s compensation decisions are premised on the following two key principles:
•	balanced, performance-based compensation is essential to enhancing shareholder value; and

•	the total executive compensation opportunity, including benefits, should be competitive with reasonable market comparisons.
Performance-based Compensation
In light of the Committee’s belief that the talents and experience of management play a vital role in the Company’s success, the Committee has structured the Company’s executive compensation program to recognize those talents while rewarding actual performance results. A substantial portion of an executive officer’s potential compensation depends upon achievement of preset financial and strategic objectives. For example, in 2008, base salary was targeted to comprise approximately 15% to 25% of targeted direct pay with the remaining 75% to 85% of a named executive officer’s targeted total direct compensation being at-risk. The at-risk component of executive compensation means that if the Company did not meet or exceed certain predetermined threshold financial performance levels, the executive would not receive a payout under either of the Company’s incentive programs.
The short-term incentive serves to reward executives and other key members of management for improving financial performance within a twelve month period and provides a means to connect individual compensation directly to Company and individual performance. CSX measures achievement of this objective using two components: financial achievement based on operating income and strategic achievement based on goals established by the Committee. The strategic component of the Company’s short-term incentive plan includes on-going initiatives regarding safety, service, productivity, corporate governance, public affairs, and employee development. These components have been selected to ensure that senior executives do not focus exclusively on short-term operating results.
Long-term incentive compensation is intended to provide a direct link between executive compensation and shareholder value creation. Incentives are based on performance measures that are substantially within management’s direct control and have historically driven long-term shareholder value. The primary performance measure for our current long-term incentive plans is operating ratio as defined on page 27, which has historically shown a high correlation to the Company’s share price with additional earnings per share targets (“EPS”) for senior executive officers. Long-term incentive opportunities are designed to emphasize internal performance while also aligning executive’s interests with those of shareholders by linking the payout’s value to share price by paying in CSX common stock. The price of CSX common stock is only applicable if threshold performance measures are achieved first.

The Committee believes that a balance between short-term and long-term incentives and between financial and strategic goals, together with the connection between compensation and shareholder interests, encourage senior management to achieve improved performance without taking unnecessary or excessive risks.
Results of performance-based compensation philosophy
The Committee believes its compensation philosophy has contributed to the Company’s ability to attract and retain a highly qualified, performance-driven management team, which has played a key role in producing stronger, safer and more efficient business operations. The Committee also believes there is a direct relationship between the Company’s performance-based incentive compensation philosophy and the substantial performance improvements since the programs were implemented in 2004. The current short- and long-term incentive compensation programs have sharpened management’s focus and commitment to driving improvements in operating performance, safety and customer service.
As discussed in detail below, the Company’s incentive compensation programs are focused on improving operating ratio, operating income, as well as various strategic and safety measures. Incorporated into these measures are various aspects of the Company’s risk management processes, which are interwoven into the Company’s long-term business and strategic planning process that is presented to the Board annually. In assessing performance of the named executive officers in connection with incentive compensation payouts, the Committee conducts a detailed review of strategic goals, which consider enterprise, legal, compliance and fraud risk assessments.
In the past five years, operating performance has improved consistently and management continues its drive to further improve operating income and operating ratio. The tables below reflect the substantial improvements since 2003 in operating income, operating ratio and EPS, all of which are key financial performance measures under the Company’s incentive compensation programs. The Committee believes that sustained improvements in these operating measurements have played a critical role in the creation of long-term shareholder value during this time period.

Competitive Compensation: Benchmarking and Competitive Comparisons
In accordance with the principle of having compensation practices that are competitive with reasonable market standards, competitive data from peer railroad companies as well as general industry companies is collected and analyzed. Data is received via broad surveys of general U.S. companies conducted by third parties and through analysis of proxy disclosures of other U.S. railroads. This process includes reviewing market data and best practices, determining appropriate milestones to assess CSX’s performance and discussing appropriate levels of compensation based upon both individual and Company performance. The Consultant reviews in detail all competitive data taking into consideration total compensation as well as each element of compensation individually.
In 2008, CSX Human Resources contracted with Towers Perrin, an executive compensation consulting firm, to assist in gathering and analyzing market data for compensation market data. The railroad group used to compare pay and performance was comprised of the other major U.S. railroads (BNSF, Norfolk Southern, and Union Pacific), referred to as the “peer group”. The peer group analysis considers a view of the relative size and performance of each railroad.
The Committee also reviews competitive pay and performance data from broad surveys of general U.S. companies. We refer to these companies as “the general industry companies.” The general industry companies included 143 companies with revenues between $6 billion and $15 billion (see list in Appendix A) with financial services and the banking industry excluded because they have historically paid in excess of market rates for similar-sized companies.
The Company benchmarks each component of total direct compensation for the named executive officers with that of similar positions at peer and general industry companies. Both targeted and actual payout data is evaluated. For 2008, the Committee focused primarily on data at both the 50th and 75th percentiles in setting targeted total direct compensation amounts for named executive officers. The Committee bases final pay decisions on this data in addition to the scope of the individuals’ responsibilities and their individual performance. Comparator data from the general industry companies was adjusted for the Chief Commercial Officer and Chief Operating Officer positions, for known differences between these positions at CSX and those at the general industry companies. In 2008, the Committee did not specifically benchmark indirect compensation for the named executive officers as that is reviewed periodically on a Company-wide basis for competitiveness.

Stock Ownership Guidelines
CSX believes that, in order to connect the interests of executive officers to those of its shareholders, it is important that executive officers hold an ownership position in CSX common stock. To achieve this linkage, CSX has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership requirements of the general industry group to the extent those companies have publicly-stated stock ownership guidelines. Senior executive officers must retain 100% of net shares issued until the guidelines are achieved and have five years in which to do so. Upon achievement, such officers may dispose of shares held in excess of 1.2 times the applicable ownership threshold. The requirements are as follows:

Position	Minimum Value
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 time base salary
As of March 16, 2009, all named executive officers held amounts of CSX common stock in excess of these ownership guideline requirements.
Accounting, Tax and Dilution Considerations
As discussed above, a significant portion of each named executive officer’s direct compensation is based solely on performance. Internal Revenue Code Section 162(m) (“Section 162(m)”) imposes a $1 million limit on the amount that CSX may deduct for compensation paid to the named executive officers. However, performance-based compensation paid under a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of preestablished objective performance goals and the Committee that establishes such goals consists only of outside directors.
The Committee and the Board have considered the Section 162(m) requirements. While the tax effect of any compensation arrangement is a key factor to be considered, the effect is evaluated by the Committee in light of CSX’s overall compensation philosophy and objectives. CSX’s compensation program for named executive officers has both objective and discretionary elements. Generally, the Committee wishes to maximize CSX’s federal income tax deductions for compensation expense and, therefore, has structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). Nonetheless, the Committee believes that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with CSX’s compensation philosophy and objectives and may be in the best interests of CSX and its shareholders. The Committee’s ability to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).
The Committee also considers the accounting, tax, and shareholder dilutive costs of specific executive compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly-qualified executives.

Analysis of Elements of CSX’s 2008 Compensation Program
The Committee made its decisions concerning the specific compensation elements and total compensation paid or awarded to CSX’s named executive officers within the framework discussed below and after consultation with the Consultant.  Total direct compensation consists of base salary plus short- and long-term incentives. The objective is to provide total pay opportunities that are competitive with those provided by peer companies in the railroad industry and general industry, with actual payment dependent upon results. In its efforts to achieve this objective, the Committee considers the appropriate balance between incentives for short- and long-term performance and compensation paid to the executives’ peers. The Committee also periodically reviews the competitiveness of indirect compensation (health and welfare, retirement benefits and perquisites). The Committee bases its specific decisions and judgments on whether each award or payment provides an appropriate incentive and reward for individual performance that is consistent with the compensation objectives.
The total compensation plan consisted of the following key elements:

DIRECT COMPENSATION

Compensation Element	Description of the Element		Reasons Offered

Salary	Salary is a market-competitive, fixed level of compensation reviewed every other year by the Compensation Committee.	•	Provides attraction and retention, consistent with market practices of our peer and general industry companies

		•	Provides threshold level of cash compensation

Short-term Incentives	The Company’s annual short-term incentive program rewards performance based on the achievement of financial and strategic objectives.	•	Provides attraction and retention, consistent with market practices of our peer and general industry companies
	Actual payouts can vary from year to year based on Company performance.	•	Creates clear, near-term reward for performance based on pre- established goals
		•	Drives success in achieving specific annual goals

Long-term Incentives	Long-term equity-based grants paid out in the form of common stock based on operating ratio improvement over a three-year period.	•	Provides attraction and retention consistent with market practices of our peer and general industry companies

		•	Creates clear reward for strong performance in achieving multi- year strategic vision, while managing risks and immediate business objectives

		•	Drives success in achieving multi- year objectives and long-term evolution of business

		•	Creates further alignment with shareholders’ interests

INDIRECT COMPENSATION

Compensation Element	Description of the Element		Reasons Offered

Health and Welfare Benefits
Provides medical and dental insurance, short and long-term disability coverage, basic life insurance and accidental death and dismemberment insurance, all on the same terms available to all management employees
		•	Provides attraction and retention consistent with market practices of our peer and general industry companies

Retirement Benefits	Retirement benefits include: qualified and nonqualified pension plan; 401(k) plan; and nonqualified deferred compensation program	•	Provides attraction and retention consistent with market practices and competitive companies

Perquisites	The Company provides the following benefits to approximately 50 executives including the named executive officers:	•	Provides attraction and retention consistent with market practices and competitive companies an annual physical examination; an annual perquisite allowance of $15,000; and a one-time country club initiation fee of up to $25,000.

Financial planning services and excess liability insurance are provided to named executive officers and selected others.

An annual discount is provided at The Greenbrier resort not to exceed $10,000 maximum per year for approximately 160 executives. (Discontinued in March 2009).

Board-mandated aircraft usage and a home security system are provided for the CEO. Other named executive officers may use Company aircraft in exceptional circumstances.

Target Compensation Mix
The graph below illustrates the amount of targeted total direct compensation, including compensation that is at risk for our Chief Executive Officer. Actual percentages may vary in a given year depending on the payouts under the incentive compensation programs. In 2008, the amount of compensation actually received by the CEO that was at-risk was a higher percentage of overall compensation than reflected in the table due to the achievement of performance above target. The targeted at-risk compensation for the CEO in 2008 was 83%.
Base Salary
The Committee determines a salary for each named executive officer based on its assessment of the individual’s experience, abilities, performance and contribution to CSX. For purposes of recruiting and retention, base salaries are targeted by considering the median of salaries paid for similar positions by the peer group and general industry companies. Base salary is generally 15-25% of the named executive officers’ targeted total direct compensation consistent with the preceding graph. This reflects CSX’s philosophy that a substantial portion of total compensation should be at-risk and consist of performance-based incentives that link to CSX’s financial and nonfinancial results. Base salary may represent a larger or smaller percentage of total direct compensation if actual performance under the incentive plans discussed below exceeds or falls short of performance targets.
In accordance with the Company’s philosophy to review base salary every other year, base salary adjustments were made in May 2008. Mr. Ward’s pay was adjusted by 10% to $1,100,000 annually. Adjustments for other named executive officers included 8.3% for Mr. Munoz, 14.3% for Mr. Ingram, 10% for Mr. Gooden and 11.1% for Ms. Fitzsimmons. No adjustments will be made in 2009. Base pay adjustments will not be considered again until May 2010. Following these adjustments, base salaries for the named executive officers remain competitive with the median salaries of the peer group and general industry companies.
Short-term Incentives
The Senior Executive Incentive Plan (“SEIP”) is the Company’s vehicle for providing annual incentives to the named executive officers while preserving the Company’s tax deductions under Section 162(m). Under this shareholder-approved plan, the maximum amount payable is equal to the lesser of: (i) 0.3% of operating income for the CEO and 0.2% of operating income for each other named executive officer, or (ii) $3,000,000. The Committee may adjust this amount downward in its sole discretion. In 2008, as in prior years, the Committee exercised its downward discretion by utilizing the same methodology and performance achievement used under the Company’s Management Incentive Compensation Plan (“MICP”). The MICP is the Company’s annual incentive plan for eligible employees other than the named executive officers. The MICP is also 100% performance-based and requires attainment of both financial and strategic objectives. No payout is made under the MICP unless a preset operating income level is achieved, regardless of achievement of strategic goals.

Applying the methodology utilized under the MICP, each named executive officer has an incentive opportunity expressed as a percent of base salary earned during the year. This is known as the target incentive opportunity. The actual payout is adjusted to reflect Company and individual performance.
The Committee reviews the Company’s performance for the given year against the preapproved performance goals for that year. The performance goals are divided between: (i) the financial measurement—operating income—which, at a given level, can result in a payment between 0% and 120% of the named executive officer’s target incentive opportunity, and (ii) the strategic measurements that can result in a payment between 0% and 40% of the named executive officer’s target incentive opportunity. The principal strategic measures are rail operations, safety, governance, and employee development, in addition to financial metrics including revenue, earnings per share, operating ratio, cash flow, and the performance of subsidiaries.
The chart below illustrates the Company’s historical surface transportation operating income (as defined below) and the percentage payout under the MICP since 2003.

MICP Payout History: 2000 – 2008 (Dollars in millions)

Year	2003	2004	2005	2006	2007	2008

Operating Income*	$651	$993	$1,549	$2,126	$2,251	$2,768

Percentage of Target Payout	0%	75%	150%	160%	90%	150%

          *Operating Income for 2003 through 2007 was based on the Company’s Surface Transportation operating segment as reported in the Form 10-K. Beginning in 2008, all items within other operating income and certain items within other income were reclassified into the Surface Transportation segment.  As a result of this change, CSX consolidated operating income and Surface Transportation operating income are now the same; therefore, the Company no longer reports separate Surface Transportation results. Operating income was not materially impacted by these reclassifications.
The Committee establishes annual incentive targets that align with the Company’s business plan and strictly adhere to achievement of those goals when approving awards. The chart below illustrates the improvement percentage required from year-to-year to achieve a target payout.

MICP Target Level of Difficulty (Dollars in millions)

MICP Year	MICP Operating Income Target	Percentage Increase From Previous Year Target to Current Year Target

2005	$1,310	20%

2006	$1,650	26%

2007	$2,300	39%

2008	$2,475	8%

Payment for 2008

Under the MICP, the target incentive opportunity as a percent of salary for the named executive officers in 2008 was 120% for Mr. Ward, 90% for Messrs. Munoz, Gooden and Ingram, and 80% for Ms. Fitzsimmons.
The Committee approved an overall payout of 150% of target based on the achievement of operating income in 2008, and the assessment by the Committee of thirty-nine separate strategic measures. Adjustments were then made for individual performance. The payouts are reported as 2008 “Non-equity Incentive Plan Compensation” in the Summary Compensation Table. As in prior years, the payout for the named executive officers was substantially less than the maximum available to each individual under the SEIP.

Long-Term Incentives
Long-term incentive compensation is intended to enhance the relationship between executive compensation and the creation of shareholder value. This is accomplished by providing incentives based on performance measures that have historically driven long-term shareholder value and are within management’s direct control. Long-term compensation is approved in the form of performance grants earned over a 3-year performance cycle and paid out as a percentage of the original grant in the form of shares of CSX common stock pursuant to the shareholder-approved CSX Omnibus Incentive Plan (“Omnibus Plan”). Each three-year performance period represents a long-term incentive plan (“LTIP”) cycle.
New LTIP cycles begin in May when the Committee grants performance units to participants. These grants are made following Board review of the Company’s business plan for the applicable three-year period, upon which the performance targets are based. The initial dollar value of the performance units (one unit equates to one share) is determined based on the stock price at the time of grant. Actual payouts under the LTIP do not occur until January of the year following the last year in the three-year cycle. These payouts can vary significantly from the target awards in terms of both the number of shares paid out and the market value of CSX stock at the time of payout.
In 2006, the Committee selected surface transportation operating ratio (“Operating Ratio”), as the performance measure for long-term incentive performance grants. Operating Ratio is defined as annual Surface Transportation operating expenses divided by Surface Transportation revenue of CSX’s rail and intermodal businesses, adjusted by excluding nonrecurring items that are disclosed in the Company’s financial statements.1 After consideration of various financial measures, including free cash flow and return on invested capital, operating ratio was selected due to its:
•	high correlation to Company stock price over a 15-year history;

•	alignment with shareholder interest;

•	ability of covered employees to understand the impact of their actions in relation to Company performance;

•	support of service improvement and asset utilization; and

•	efficient use of Company resources.
Upon approval of the 2009-2011 cycle in May 2009, the Company will have three long-term incentive cycles running concurrently—2007-2009, 2008-2010 and 2009-2011. In these outstanding cycles, operating ratio will be measured in the final year against the goals set by the Committee at the beginning of the cycle. Since the price of oil has a material impact on operating ratio, provision is made at the beginning of each cycle for adjustment of the operating ratio targets by a predetermined amount if the per barrel cost of oil changes significantly. The payout is dependent on the Company’s performance against these goals as determined at the end of a given cycle. The value of the payout is derived by multiplying the number of performance grants earned by the share price of the CSX common stock at the time of payout.
The range of payouts under each cycle, if any, will primarily depend on the actual level of operating ratio achieved versus the goals. For named executive officers, the number of shares paid out may be adjusted upward or downward by 20% based on an additional financial measure. For the 2006-2008 cycle, the additional financial measure was earnings per share or “EPS” as measured in the final year of the cycle. For the 2007-2009 cycle, cumulative operating income targets serve as the additional financial measure. The 2008-2010 cycle provides no such adjustment.
In addition to the potential financial measure adjustments for named executive officers, the payout is also subject to a discretionary downward adjustment of up to 30% based on performance against certain strategic objectives under each cycle. In exercising its downward discretion for LTIP payouts for the named executive officers, the

            1 In first quarter of 2008, the Company reclassified items within “Other Operating Income” and certain items within “Other Income” into the Rail segment as disclosed in the Company’s Form 10-Q filed with the SEC on April 16, 2008. For purposes of the 2006-2008 and 2007-2009 LTIPs, surface transportation operating ratio will continue to be calculated in the same manner as it has been calculated for prior periods.

Committee takes into account several strategic goals and other factors, including (i) the potential total value of the individual and aggregate payouts, (ii) the Company’s share price at the time of Committee approval of any payouts, (iii) the specific contributions of the named executive officer with consideration for their levels of corporate responsibility, (iv) leadership and strategic planning goals, (v) safety, and (vi) service measures. Discretionary adjustments by the Committee are applied to all named executive officers in the same manner. Allowing for variations in actual performance and the exercise of the Committee’s downward discretion, the number of shares of CSX common stock comprising the payouts for named executive officers at the end of the performance cycle can range from 0% to 240% of the target number of shares on the date of the grant.
The three-year performance cycle and the Committee’s discretion to reduce awards based on additional strategic goals that contribute to the long-term vitality of CSX help to discourage management from taking short-term risks solely to meet financial objectives.
Awards are subject to forfeiture if employment terminates before payout for any reason other than death, disability, or retirement.  If employment terminates due to death, disability, or retirement, participants, or their estate, receive a prorated portion of any payout based on the time period they were an active participant in the plan. Change-in-control provisions that may affect vesting under the Omnibus Plan are discussed on page 44.

Target level of difficulty for each performance cycle

We use the operating ratio projections as set forth in the Company’s 3-year business plans to establish the threshold, target and maximum payouts under the applicable LTIP cycles. To achieve a payout at target or above, the operating ratio in the final year of each cycle requires attaining or outperforming the Company’s business plan goals.

The following chart illustrates the alignment of the Company’s 3-year business plan with the 2006-2008 cycle’s targets. For instance: (i) to achieve a threshold payout, an operating ratio improvement of 2.2 percentage points over the 2005 operating ratio was needed, (ii) to achieve a target payout, an operating ratio improvement 4.5 percentage points was needed, and (iii) to achieve a maximum payout, an operating ratio improvement of 9.0 percentage points was needed.
Alignment of 2006-2008 LTIP Targets with the Long-Term Business Plan
              Long range business plan targets approved by the Board of Directors in April 2006
If the threshold operating ratio goal is not achieved, no payout will result.
2006-2008 LTIP — Actual Payout
The 2006-2008 cycle, approved and implemented in May 2006, was paid out in January 2009 to approximately 840 participants, including the named executive officers. Payouts were based on a 2008 operating ratio of 75.5%, earnings per share of $3.52 and an average price per barrel of West Texas Intermediate crude oil of $99.61. The anticipated fuel price when developing the original operating ratio targets for the 2006-2008 LTIP cycle was $65 per barrel. The Committee exercised its downward discretion by reducing the payout from 212.5% to 177.1% of the target for executive team members, which is the same payout received by all employees participating in this LTIP. The stock price on the day the award was approved was $29.09. Payout information for the named executive officers is provided in the Options Exercised and Stock Vested Table.
2007-2009 Cycle
In May 2007, the Committee approved and implemented the 2007-2009 cycle with operating ratio as the primary performance measure. Awards to the executive team, including the named executive officers, are further subject to adjustments based on the achievement of a predetermined three-year cumulative operating income target and subject to downward discretionary adjustments by the Committee of up to 30%. The Committee decided to utilize cumulative operating income in this cycle instead of EPS primarily because cumulative operating income (i) requires consistent, continuous operating improvements, (ii) since 1990, has had a higher correlation to stock price than EPS, and (iii) eliminates the need to annually adjust EPS to reflect the Company’s share repurchase program. The Operating Ratio performance target for the 2007-2009 cycle requires improvement over the 2006-2008 cycle target.
2008-2010 Cycle
In May 2008, the Committee approved and implemented the 2008-2010 cycle. As in recent years, Operating Ratio is the primary measurement, but this cycle does not include any additional financial measure for the executive team because cumulative operating income was included in the strategic goals. As a result, the maximum payout under the 2008-2010 cycle is 200% of target. The Committee retains discretion to reduce awards by as much as 30% for executive officers based upon it’s assessment of such goals.
Clawback Provisions and Non-Compete Agreements
Clawbacks. Beginning with the 2007-2009 cycle, the LTIP contains a provision for Vice Presidents and above (“Senior Management”) that requires the repayment to the Company of any award received if, within the two-year period following the receipt of the award, the employee violates certain conditions including (i) separation from the Company and working for a competitor in a similar capacity as the participant has functioned during the past five years at the Company, or (ii) engaging in other types of conduct that puts the Company at a competitive disadvantage. In the event the Company is required to restate its financial statements, due to accounting irregularities, the clawback also requires amounts in excess of the otherwise proper award be repaid to the Company.

Non-Compete Agreements. Since 2007, members of Senior Management are required to enter into formal noncompete agreements with the Company as a condition for participation in the LTIP. The noncompete agreement allows the Company to preclude an employee from working for a competitor. The noncompete conditions are similar to those contained in the clawback provision but extend for a period of 18 months following separation from employment.
Restricted Stock and Stock Options
From time to time, the Committee may award shares of restricted stock. Generally, CSX makes such awards in connection with attracting and, through the use of multi-year or cliff vesting schedules, retaining certain executive officers. CSX did not grant any restricted stock awards to any of the named executive officers in 2008. In addition, as part of its new stock ownership guidelines, the Company adopted a one-year holding period requirement applicable to all restricted stock for executive team members. Accordingly, named executive officers must wait one year before entering into any stock transaction involving the vested stock following completion of the vesting period.
The Committee has not granted stock options to the named executive officers or any other employees since 2003. The Committee has the ability to grant options under the Omnibus Plan should it decide to do so in the future.
Benefits
Health and Welfare Benefits
CSX provides health and welfare benefits to the named executive officers on the same terms available to eligible employees, including medical plan options from which to choose and dental benefits under a preferred provider plan. The Company also provides basic life insurance and accidental death and dismemberment (“AD&D”) insurance coverage to all management employees, each of which is equal to two times their respective annual salaries. Both life and AD&D benefits were capped at $1,000,000 effective January 1, 2006, but employees who already had coverage in excess of $1,000,000 retained the prior cap of $3,000,000. The Company also provides to the named executive officers salary continuance in the event of short-term disability plus long-term disability (“LTD”) insurance, travel accident insurance on the same basis as other employees, and vacation based on length of service.
CSX also sponsors a post-retirement health and welfare plan for employees hired before January 1, 2003. The Company stopped providing post-retirement health and welfare benefits for employees, including executive officers, hired on or after January 1, 2003, as a cost-saving measure and because providing these benefits was no longer necessary to remain competitive in the labor market.

Retirement Compensation
CSX’s retirement programs consist of two components: a defined benefit pension plan and a 401(k) plan.  The retirement programs described below are provided to the named executive officers under the following plans:
•	CSX Pension Plan (the “Pension Plan”)

•	Special Retirement Plan for CSX Corporation and Affiliated Corporations (the “Special Retirement Plan”);

•	The Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies (“CSXtra”); and

•	The Executive Deferred Compensation Plan (“EDCP”).
CSX Pension Plan and CSX Special Retirement Plan
The Pension Plan is qualified under the Internal Revenue Code (“Code”) and covers most of CSX’s non-union employees upon the completion of one year of service and the attainment of age 21. The Special Retirement Plan is nonqualified and primarily provides benefits that are otherwise limited by the qualified plan Code provisions. In general, pension benefits accrue in two different ways: for employees hired before January 1, 2003, benefits accrue based on a “final average pay” formula, and for employees hired on or after January 1, 2003, benefits accrue based on a “cash balance” formula. Further information on the Pension Plan and Special Retirement Plan can be found in the footnotes to the Pension Benefits Table.
CSXtra 401(k) Plan
All CSX non-union employees may also contribute to the Company-wide CSXtra Plan, which is a traditional qualified 401(k) plan. Participants may contribute on a pre-tax and post-tax basis and receive Company matching contributions equal to 50% of the employee’s contribution up to 6% of base salary. Participants may invest contributions among available funds, which include the stable value fund, balance fund, large cap value fund, S&P 500 Index fund, large cap growth fund, international equity fund, small cap growth fund, retirement target date funds, and a CSX stock fund.
Executive Nonqualified Deferred Compensation Plans
CSX maintains elective nonqualified deferred compensation plans, in compliance with Code Section 409A, for the benefit of its eligible executives and certain other employees.  The types of compensation eligible for deferral include base salary, short-term incentive compensation (annual incentive), and LTIP awards.
The purpose of the elective nonqualified deferred compensation plans is to provide executives with the opportunity to:
•	defer compensation in excess of qualified plan limits;

•	defer compensation to allow them to receive the full Company matching contribution of 3% of base salary not otherwise available to them under the 401(k) plan; and

•	defer compensation (and earnings) until retirement or another specified date or event.
Cash deferrals are treated as invested by the participant as selected from the same investment funds that are available under the 401(k) plan but no funds are actually set aside. The interest earned on these cash deferrals is at market rates. Stock deferrals are automatically held as outstanding shares in a trust account that is subject to corporate creditors. Dividend equivalents are either credited in the form of shares, or paid in cash in connection with stock deferrals made prior to 2005. For stock deferrals made in 2005, or any time thereafter, dividend equivalents are credited in the form of shares.
EDCP participants may elect to receive payment of their deferred amounts, including earnings, upon separation of service, the attainment of a specified age, or upon the occurrence of a change in control. Payment options include lump sum or semi-annual installments for a defined period not exceeding 20 years. Beginning with deferrals made on or after January 1, 2005, distribution of deferred amounts plus earnings to participants who are

“specified employees” may not be made for at least six months following separation from service. “Specified employees” as defined by the Code are generally the senior executive officers.
Perquisites
In 2008, approximately 50 members of senior management, including the named executive officers, were provided an annual perquisite allowance of $15,000 and an annual physical examination. Financial planning services, excess liability insurance and annual physicals were valued at approximately $14,600 for each named executive officer. A one-time club initiation fee of up to $25,000 is also made available to the named executive officers. Additionally, approximately 160 members of senior management, including the named executive officers, were eligible to receive discounts of 50% (not to exceed an aggregate of $10,000 per eligible employee per year) at The Greenbrier, a CSX-owned resort in West Virginia. Effective January 1, 2009, the $15,000 annual perquisite allowance defined above has been discontinued for named executive officers and in March, 2009, the Company discontinued Greenbrier discounts for all members of senior management.
For security reasons, since Mr. Ward became CEO in 2003, he has been required to travel by Company aircraft at all times, and a home security system has been provided to him. In 2008, the value of Mr. Ward’s Board-mandated personal aircraft usage was $106,050. All other executive team members are entitled to occasional private air travel however none utilized company aircraft for personal travel in 2008.
More information on aircraft and other perquisites, including specific details about perquisites afforded to each named executive officer in 2008, is available at page 34.
Other Post-Employment Compensation
With the exceptions discussed in the “Post-Termination and Change in Control Payments” section, the Company does not generally provide for any special termination of employment payments or benefits that favor the named executive officers in scope, terms or operation. Payments are generally available to all salaried employees whose positions are eliminated, pursuant to the terms of CSX’s Severance Plan, which pays benefits based upon years of service. The benefits range from one month of base pay (if one to three years of service has been attained) to one year of base pay (if at least 34 years of service has been attained).
Change-in-Control Agreements
CSX has entered into change-in-control agreements with each of the named executive officers (“Change-in-Control Agreements”). We believe these agreements will help assure continuity of management in the event of a change in control. CSX also has a goal of ensuring management objectivity in the face of a potential transaction and believes these agreements accomplish that goal. By utilizing a double trigger contract—that is, payment is conditioned upon a change-in-control as well as employment termination—executives are financially protected and thereby properly positioned to negotiate in the best interests of shareholders. We have designed the provisions of these agreements to align with market practices.
A detailed description of the Change-in-Control Agreements is set forth on pages 42-48 under the section entitled “Post-Termination and Change-in-Control Payments.”
Severance Agreements
In December 2007, the Board adopted a new policy for severance benefits payable to “senior executives” (defined as named executive officers within the meaning of the Securities Exchange Act of 1934), which applies only to agreements entered into after December 12, 2007. The policy was designed to cover new agreements only— none of the existing, automatic, self-renewing agreements are covered by this policy. The policy limits the payment of severance benefits, without shareholder approval, to 2.99 times base salary plus bonus, as defined in the policy. Severance benefits under the new policy do not qualify for excise tax gross-up payments. .
All named executive officers are covered under agreements entered into prior to December 12, 2007, which have a maximum severance benefit of 3.0 times base salary plus bonus and provide for excise tax gross-up payments. The policy is available on the Company’s Internet website at investors.csx.com under the heading “Corporate Governance”.

COMPENSATION TABLES
Summary Compensation Table
The Summary Compensation Table shows the amount and type of compensation received, as well as granted, in 2008 for the CEO, the CFO, and the next three most highly-paid executive officers.

Change in
Pension
Value and
Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards[1]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Michael J. Ward Chairman, President and CEO	2008 2007 2006	$1,058,333 $1,000,000 $995,833	- - -	$4,693,329 $11,413,605 $6,385,128	$44,765 $202,940 $529,198	$2,032,000 $1,080,000 $2,031,500	$4,333,389 $2,680,048 $3,672,230	$211,530 $202,117 $157,587	$12,373,346 $16,578,710 $13,771,476

Oscar Munoz Executive Vice President and CFO.	2008 2007 2006	$629,167 $600,000 $595,833	- - -	$1,760,000 $4,305,817 $2,452,611	$13,989 $59,454 $117,742	$906,000 $486,000 $836,000	$69,330 $58,112 $62,169	$41,251 $54,317 $49,226	$3,419,737 $5,563,700 $4,113,581

Tony L. Ingram Executive Vice President and COO CSX Transportation, Inc.	2008 2007 2006	$568,750 $525,000 $520,833	- - -	$1,775,180 $4,366,627 $2,495,743	- - -	$767,813 $448,000 $825,000	$183,562 $117,910 $1,255,114	$70,992 $39,129 $54,738	$3,366,297 $5,496,666 $5,151,428

Clarence W. Gooden Executive Vice President and CCO	2008 2007 2006	$529,167 $500,000 $495,833	- - -	$1,760,000 $4,346,975 $2,443,734	$3,357 $16,172 $54,177	$738,188 $382,500 $750,000	$1,528,693 $826,842 $1,363,633	$48,675 $58,141 $61,086	$4,608,080 $6,130,630 $5,168,463

Ellen M. Fitzsimmons Senior Vice President- Law & Public Affairs and Corporate Secretary	2008 2007 2006	$479,167 $450,000 $445,833	- - -	$1,259,119 $3,138,627 $2,134,571	$5,596 $25,685 $73,015	$613,333 $324,000 $571,000	$202,619 $230,086 $227,987	$37,747 $48,806 $49,060	$2,597,581 $4,217,204 $3,501,466

1 – Stock Awards – Amounts disclosed in this column are related to performance grants under the 2006-2008, 2007-2009 and the 2008-2010 LTIP cycles for all named executive officers, as well as restricted stock granted in prior years for Mr. Ingram and Ms. Fitzsimmons. The amounts disclosed represent the Company’s compensation cost recorded in its 2008 financial statements for these awards in accordance with FAS 123(R). These amounts do not correspond to the actual value that will be received by the named executive officers. The 2008 accrual for performance grants was based on an estimate of the “likely” performance achievement for expense purposes under FAS 123(R). Since the awards are paid in shares, all values are based on the grant date fair value of shares which could potentially be earned. The grant date fair market values for each LTIP cycle are as follows: 2006-2008 - $36.88, 2007-2009 - $43.32, and 2008-2010 - $65.08. For more information, see Note 4, Stock Plans and Share-Based Compensation in the Notes to Consolidated Financial Statements in the Company’s 2008 Form 10-K, which was filed on February 19, 2009.
2 – Option Awards – This column represents the 2008 FAS 123(R) expense for outstanding stock option awards, which were unvested during 2008. All outstanding options are fully vested.
3 – Non-Equity Incentive Plan Compensation – SEIP, which was paid in February 2009, was based on the 150% payout of the MICP, adjusted for individual performance. For more information regarding the awards, see Short-term Incentives on pages 25-26.
4 – Change in Pension Value and Nonqualified Deferred Compensation Earnings – The values in this column reflect only changes in pension value as there were no above-market nonqualified deferred compensation earnings to report. The present value of accumulated benefits for 2008 reflects a discount rate of 6.5% compared to the 6.00% discount rate applicable for 2007. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. An increase in the discount rate reduces the incremental increase in pension value. There were no other changes in plan provisions or assumptions that affected the value. Beginning in 2008, CSX measures its pension values as of December 31, 2008. In prior years, September 30 had been used as the valuation date. In this table, values have been normalized, in accordance with SEC regulations, so that the disclosed amount represents the change in value over a 12-month period.
5 – All Other Compensation – The values in this column include a $15,000 perquisite allowance for each named executive officer as well as amounts for personal aircraft usage, financial planning services, physical examination, excess liability insurance, life insurance and discounts at The Greenbrier, a CSX-owned resort. Also included for Mr. Ingram only was a one-time reimbursement for club initiation fees in the amount of $25,000. For Mr. Ward, this column includes, along with the items discussed above, Company-mandated aircraft usage by Mr. Ward in the amount of $106,050 as well as a Company match pursuant to the CSX Directors’ Matching Gift Program in the amount of $50,000, which is a perquisite available to Mr. Ward pursuant to his service as a director. Mr. Ward’s personal aircraft usage amount was calculated using the direct operating cost of $2,100 per flight hour, which was the hourly operating cost for 2008. The aggregate incremental cost for the use of Company aircraft for personal travel, including travel for outside board meetings, is calculated by multiplying the hourly variable cost rate (including fuel, oil, airport and hangar fees, crew expenses, maintenance and catering) for the aircraft by the hours the executive used the aircraft. For these purposes, hours occupied by any “deadhead” aircraft legs are included in the total hours the aircraft was used by the executive.

2008 Grants of Plan-Based Awards Table
     The Grants of Plan-Based Awards Table is a supporting table to the Summary Compensation Table. In 2008, the named executive officers received the plan-based awards as shown in the table below.

		Estimated Possible Payouts			Estimated Future Payouts			All Other
		Under Non-Equity			Under Equity Incentive			Stock
		Incentive Plan Awards[1]			Plan Awards[2]			Awards;
								Number	Grant Date
								of	Fair Value of
								shares of	Stock and
								stock	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or units	Awards[3]
Name	Grant Date	($)	($)	($)	(# units)	(# units)	(# units)	(#)	($)

Michael J. Ward	May 6, 2008	-	-	-	12,293	61,463	122,926	-	$4,000,012
	-	$127,000	$1,270,000	$3,000,000	-	-	-	-

Oscar Munoz	May 6, 2008				4,610	23,049	46,098	-	$1,500,029
	-	$56,625	$566,250	$3,000,000	-	-	-	-	-

Tony L. Ingram	May 6, 2008				4,610	23,049	46,098		$1,500,029
	-	$51,188	$511,875	$3,000,000				-	-

Clarence W. Gooden	May 6, 2008				4,610	23,049	46,098	-	$1,500,029
	-	$47,625	$476,250	$3,000,000	-	-	-	-

Ellen M. Fitzsimmons	May 6, 2008	-	-	-	3,073	15,366	30,732	-	$1,000,019
	-	$38,333	$383,334	$3,000,000	-	-	-	-	-

1 – Estimated Possible Payouts Under Non-Equity Incentive Plan Awards – The amounts in these columns reflect what the potential payments could have been for 2008 under the SEIP as typically administered by the Committee using the target incentive opportunity and Company performance under the MICP. The values reflect a threshold payout of 10%, a target payout of 100% and a maximum payout that cannot exceed the lesser of 0.3% of operating income for the CEO and 0.2% of operating income for each other named executive officer, or $3 million under the shareholder approved SEIP. At the Committee’s discretion, payouts can be zero. The actual payment for 2008 is shown in the Summary Compensation Table.
2 – Estimated Future Payouts Under Equity Incentive Plan Programs – The values in these columns reflect the potential payout in shares under the 2008-2010 LTIP cycle based on preestablished financial performance and strategic goals. For the named executive officers, the Company’s operating ratio for the final year of the LTIP will determine a payout of shares which can range from 0% to 200% of the grant. The values reflect a threshold payout of 20%, a target payout of 100% and a maximum payout of 200%.
3 – Grant Date Fair Value of Stock and Option Awards – The value in this column reflects the number of performance grants, which is the target number, multiplied by $65.08 (the closing price of CSX stock on the date of grant).

2008 Outstanding Equity Awards at Fiscal Year-End
The table below presents information pertaining to all outstanding equity awards held by the named executive officers as of December 26, 2008 and their potential value based on CSX’s closing price on December 26, 2008 of $31.50. Outstanding equity awards are comprised of vested stock options and outstanding LTIP grants.

	Option Awards				Stock Awards
Equity
Incentive
Plan
							Equity	Awards:
							Incentive	Market or
							Plan	Payout
						Market	Awards:	Value of
						Value of	Number of	Unearned
	Number of	Number of			Number of	Shares or	Unearned	Shares,
	Securities	Securities			Shares or	Units of	Shares,	Units or
	Underlying	Underlying			Units of	Stock	Units or	Other
	Unexercised	Unexercised	Option		Stock That	That	Other Rights	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Price[2]	Expiration	Vested	Vested	Not Vested[4]	Vested[5]
Name	Exercisable	Unexercisable	($)	Date[3]	(#)	($)	(#)	($)

Michael J. Ward	350,000 133,332 290,000	- - -	19.7975 19.0700 16.0725	05/17/11 02/13/12 05/07/13	- - -	- - -	196,987 - -	$6,205,078 - -

Oscar Munoz	250,000	-	16.0725	05/07/13	-	-	73,870	$2,326,899

Tony L. Ingram	-	-	-	-	-	-	73,870	$2,326,899

Clarence W. Gooden	40,000	-	16.0725	05/07/13	-	-	73,870	$2,326,899

Ellen M. Fitzsimmons	27,666 20,000 66,666	- - -	19.7975 19.0700 16.0725	05/17/11 02/13/12 05/07/13	- - -	- - -	49,247 - -	$1,551,287 - -

1 – Option Exercise Price – The option exercise price is the average of the high and low stock price on the grant date of the stock option award. The approval date and grant date are the same for each individual stock option grant listed above.
2 – Option Expiration Date – The stock option awards expire on the tenth anniversary of the grant date.
3 – Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested – In accordance with the SEC requirements for this table, the number of shares shown in the column above represents the sum of the shares that would be payable under the 2007-2009 and 2008-2010 LTIP cycles if the Company’s actual performance in 2008 was applied to each plan’s performance measures. The Company’s 2008 performance would create a 122.5% payout for the 2007-2009 cycle and no payout for the 2008-2010 LTIP. The SEC requires that projected payouts be shown at the next higher performance measure. Therefore, the number of performance grants shown above is equal to a 200% payout for the 2007-2009 cycle and a 20% payout for the 2008-2010 cycle.
4 – Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested – The market values are based on the closing stock price as of December 26, 2008 of $31.50. The value can be more or less than these amounts based on the stock price at the end of the performance period.

2008 Option Exercises and Stock Vested
     The table below presents the stock options exercised and restricted stock that vested for 2008, the number of shares paid from the 2006-2008 cycle, and the value realized from each.

	Option Awards		Stock Awards
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise[1]	on Exercise	on Vesting[3]	on Vesting
Name	(#)	($)[2]	(#)	($)[4]

Michael J. Ward	330,000	$11,082,056	218,187	$6,347,060

Oscar Munoz	–	–	81,820	$2,380,144

Tony L. Ingram	–	–	101,820	$3,359,544

Clarence W. Gooden	–	–	81,820	$2,380,144

Ellen M. Fitzsimmons	–	–	64,857	$1,913,084

1 – Shares Acquired on Exercise – The amount listed in this column includes 80,000 options exercised in connection with a charitable gift and 250,000 options exercised to satisfy obligations under a domestic relations agreement. Shares acquired by Mr. Ward were not retained through the end of the year.
2 – Value realized – Number of options multiplied by sales price – exercise price.
3 – Shares Acquired on Vesting – Shares acquired through stock awards include the number of shares that were issued pursuant to the 2006-2008 LTIP grants as discussed in the Compensation Discussion and Analysis section. For Mr. Ingram and Ms. Fitzsimmons, restricted stock that vested in 2008 is also included. The final 20,000 shares of restricted stock from Mr. Ingram’s 2004 grant vested on March 14, 2008 at a stock price of $48.970. The final 10,310 shares of restricted stock from Ms. Fitzsimmons 2005 grant vested on December 22, 2008 at a stock price of $31.65.
4 – Value Realized – Number of shares issued pursuant to the 2006-2008 LTIP multiplied by $29.09, the closing price of CSX stock price on January 21, 2008, the date the award was approved by the Committee plus the number of restricted stock shares that vested in 2008 multiplied by the closing stock price on the date of vesting.

Pension Benefits Table
As reflected by the Pension Benefits Table, and as described below, CSX maintains defined benefit plans (qualified and nonqualified) under which the named executive officers are entitled to benefits: the CSX Pension Plan and the Special Retirement Plan for CSX Corporation and Affiliated Corporations. The pension values set forth below were valued as of December 31, 2008. In prior years, CSX used September 30 as the valuation date.

Payments
		Number of Years	Present Value of	During Last
Name		Credited Service	Accumulated Benefit	Fiscal Year
	Plan Name	(#)	($)	($)

Michael J. Ward[1]	Qualified CSX Pension Plan Nonqualified Special Retirement Plan	31.583 42.913	$1,044,881 $18,310,275	– –

Oscar Munoz	Qualified CSX Pension Plan Nonqualified Special Retirement Plan	5.667 5.667	$53,551 $240,874	– –

Tony L. Ingram[2]	Qualified CSX Pension Plan Nonqualified Special Retirement Plan	4.833 39.250	$54,443 $5,538,078	– –

Clarence W. Gooden[3]	Qualified CSX Pension Plan Nonqualified Special Retirement Plan	37.803 44.000	$1,173,457 $6,247,434	– –

Ellen M. Fitzsimmons	Qualified CSX Pension Plan Nonqualified Special Retirement Plan	17.333 17.333	$314,783 $1,029,372	– –

1 – Special Retirement Plan (Nonqualified) – Mr. Ward’s credited service under the Special Retirement Plan is 42.913 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”); his actual years of service are 31.583 years. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $5,169,229. Note that Mr. Ward was designated for participation in the Special Retirement Plan in September 1995, eight years before he became CEO. Beginning in 2007, Mr. Ward voluntarily waived the right to any future accruals of extra years of service under this plan. The table uses a September 30 measurement date and thus, extra service from October 1, 2006 through December 31, 2006 still appears in this Proxy Statement. See discussion below of the Special Retirement Plan on pages 40-41.
2 – Special Retirement Plan (Nonqualified) – Mr. Ingram’s credited service under the Special Retirement Plan is 39.250 years due to the crediting of his service with his prior employer under his employment agreement; his actual years of service are 4.833 years. However, his CSX pension benefit is offset by the pension benefits he receives from his prior employer as well as any monthly amount payable from his CSX cash balance benefit. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $4,682,938. See discussion below of the Special Retirement Plan on pages 40-41.
3 – Special Retirement Plan (Nonqualified) – Mr. Gooden’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”), and his actual years of service are 37.083 years. Mr. Gooden will receive no additional years of service credit under this plan going forward. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $1,191,861. See discussion below of the Special Retirement Plan pages 40-41.
Final Average Pay Formula for Employees Hired Before January 1, 2003
For employees hired before January 1, 2003, the final average pay formula provides for a benefit, in the form of a life annuity starting at age 65. The pay taken into account under the final average pay formula includes base salary, annual incentive payments and matching contributions made under CSX’s 401(k) plans. The benefit is equal to 1.5% of the employee’s final average pay multiplied by the employee’s years of service. This amount is then reduced by 40% of the employee’s Social Security benefits or 60% of the employee’s Railroad Retirement benefits, or a percentage of both, whichever is applicable. The resulting benefit is subject to a cap imposed under Code Section 415 (the “415 Limit”). The 415 Limit for 2008 is $185,000 (for a life annuity at age 65) and is subject to adjustment for future cost of living changes. Further, under the Code, the maximum amount of pay that may be taken into account for any year is limited. This limit (the “Compensation Limit”) is $230,000 for 2008 and is also subject to adjustment for future cost of living changes. Messrs. Ward and Gooden and Ms. Fitzsimmons were hired before January 1, 2003, and are covered by the final average pay formula under the Pension Plan.
Cash Balance Formula for Employees Hired on or After January 1, 2003
Employees who become eligible to participate in the Pension Plan on or after January 1, 2003 earn pension benefits under a cash balance formula, which are expressed in the form of a hypothetical account balance. For each month of service, the participant’s account is credited with a percentage of the participant’s pay for that month. The percentage of pay credited is determined based on the participant’s age and years of service.
The hypothetical account earns interest credits on a monthly basis based on the annual 10-year Treasury bond rate and the participant’s account balance as of the end of the prior month. The average annual 10-year Treasury bond rate used for 2008 was 3.66%. Pay for purposes of the cash balance formula is defined in the same way as for the final average pay formula. The 415 Limit and Compensation Limit also apply in determining benefits under the cash balance formula.
Because Mr. Munoz and Mr. Ingram were hired after January 1, 2003, they are covered by the cash balance formula. Mr. Munoz’s current percentage of pay credit is 4% and Mr. Ingram’s current percentage of pay credit is 5%. However, Mr. Ingram, pursuant to his employment agreement, receives a benefit under the Special Retirement Plan based on the final average pay formula, as defined above, offset by (i) his Norfolk Southern pension benefit and (ii) any monthly benefit payable under the CSX cash balance formula.
Transfer Benefits
The Pension Plan provides an enhancement to the pension benefits of those participants who transfer from a position covered by Railroad Retirement to a position covered by Social Security. This enhancement is to make up for any retirement benefit lost due to discontinuance of Railroad Retirement service.
Vesting
Benefits under the Pension Plan vest upon the earlier of the completion of five years (3 years for cash balance participants) of service or attainment of age 65.
Early Retirement
The Pension Plan has a normal retirement age of 65. However, employees with 10 years of service may retire as early as age 55, but with a reduction from full benefits to reflect early commencement of the benefit prior to age 65. If an active participant reaches age 55 with 10 years of service, the reduction for early retirement is 1/360th of the pension benefit for each month the benefit commences prior to age 60 (rather than age 65). Messrs. Ward and Gooden have already attained age 55 with 10 years of service and thus are currently eligible to retire under the early retirement provisions of the Pension Plan. Mr. Ingram is eligible for early retirement under his employment agreement discussed on pages 42-43.
Form of Payment of Benefits
Benefits under the Pension Plan’s final average pay formula are payable in various annuity forms at retirement. Benefits under the cash balance formula may be paid upon termination of employment or retirement as a lump sum or in various annuity forms. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2008 Form 10-K.

Special Retirement Plan of CSX and Affiliated Corporations
The Special Retirement Plan is a nonqualified plan that generally covers CSX executives, including the named executive officers, whose compensation exceeds the Compensation Limit. The purpose of the Special Retirement Plan is to assist CSX in attracting and retaining key executives by allowing it to offer competitive pension benefits on the basis described below.
Benefits
The Special Retirement Plan formula replicates the qualified plan formula but provides for the payment of benefits that would otherwise be denied under the Pension Plan due to the Section 415 Limit and the Compensation Limit, both described above.
Additional Service Credit
The Special Retirement Plan provides for the granting of additional service credit to executives designated by the CEO where it is necessary to do so in order to provide competitive retirement benefits. Messrs. Ward and Gooden have been covered by the Special Retirement Plan’s additional service crediting provisions since September 2, 1995 and December 21, 1996, respectively. Pursuant to the Special Retirement Plan’s applicable service crediting rules, an eligible executive is credited with one additional year of service for each actual year of service worked beginning no earlier than age 45 continuing until age 65. Total service cannot exceed a maximum of 44 years, unless actual service exceeds 44 years. The additional service credit vests upon an executive’s attainment of age 55 and completion of ten years of actual service. Mr. Ward voluntarily waived his right to future extra service credits in 2007, and Mr. Gooden is not entitled to any extra service credits as he has reached the maximum. As discussed below, Mr. Ingram is entitled to pension benefits under the Special Retirement Plan that are based on service with his prior employer.
CSX has previously granted additional service credit to executives in accordance with the above provisions in situations where it determines it is necessary to do so in order to provide competitive retirement benefits. The additional two-for-one service credits discussed above were awarded in the mid-1990’s under a plan provision that is no longer utilized for new participants.
Executive Specific Benefits
The Special Retirement Plan allows for the payment of individually negotiated nonqualified pension benefits. Of the named executive officers, only Messrs. Ward and Ingram have such benefits.
Mr. Ward: Mr. Ward’s benefit ensures that any shortfall that may arise under the transfer benefit (discussed on page 39) will be paid under the Special Retirement Plan.
Mr. Ingram: Pursuant to the employment agreement between CSX and Mr. Ingram (detailed on pages 42-43), CSX agrees to provide Mr. Ingram with a special pension benefit payable under the Special Retirement Plan. The amount payable is equal to the benefit calculation under the CSX traditional formula utilizing his years of service at Norfolk Southern Corporation and his CSX final average pay minus any benefit received from Norfolk Southern and any CSX cash balance benefit paid as an annuity. The employment agreement further provides that: if he is terminated for “cause,” which is generally defined as (i) a willful and continued failure to substantially perform his duties; (ii) willful engagement in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (iii) a violation of CSX’s Code of Ethics, no benefit is payable to Mr. Ingram under the Special Retirement Plan.
Form of Payment of Benefits; Certain Forfeiture Provisions
Under the terms of the Special Retirement Plan, nonqualified pension benefits can be paid in the same form as under the Pension Plan, except that Messrs. Ward and Gooden are permitted to elect to receive their Special Retirement Plan pension benefits in the form of a lump sum.

Pension benefits under the Special Retirement Plan are subject to (i) suspension and possible forfeiture if a retired executive competes with the Company or engages in acts detrimental to the Company or (ii) forfeiture if an executive is terminated for engaging in acts detrimental to the Company.
Under the current terms of the Special Retirement Plan, unless an employee has elected otherwise, within 45 days after a change in control, the employee is entitled to a lump sum payment equal to the actuarial present value of his or her accrued benefit under the Special Retirement Plan.
The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the Pension Benefits Table for the Special Retirement Plan are described in CSX’s 2008 Annual Report on Form 10-K.
Nonqualified Deferred Compensation Table
The Nonqualified Deferred Compensation Table provides a summary of 2008 deferrals made under the Executive Deferred Compensation Plan (“EDCP”), CSX’s current executive nonqualified deferral program, as well as 2008 earnings, distributions, and year-end balances. Two types of deferrals are represented below: cash deferrals and stock deferrals. Cash deferrals include deferred portions of a named executive officer’s base salary and short-term incentive payments. Stock deferrals include deferred portions of compensation payable in the form of CSX common stock. The Committee believes that such stock deferrals help assure that executives will share the same risks and rewards of ownership with shareholders, with less liquidity since they generally cannot sell or access such deferral stock until the end of the deferral period.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year[1]	Last Fiscal Year[2]	Last Fiscal Year[3]
	($)	($)	($)	($)	($)

Michael J. Ward	-	-	(1,744,060)	$101,975	$4,457,387

Oscar Munoz	$27,375	$11,813	30,369	-	$861,146

Tony L. Ingram	$21,375	$9,938	(1,732,271)	-	$4,571,894

Clarence W. Gooden	$27,625	$8,813	(542,974)	-	$1,338,240

Ellen M. Fitzsimmons	$14,625	$7,313	(97,878)	$5,111	$251,175

1 – Aggregate Earnings Last Fiscal Year – Earnings on cash deferrals include the total gains and losses credited in 2008 based on the hypothetical investment of those amounts in the manner described below. Earnings on stock deferrals reflect the difference between the closing stock price at the end of 2007 and 2008, plus any dividend equivalents credited in 2008.
2 – Aggregate Distributions Last Fiscal Year – Distributions include any dividend equivalents credited on deferred stock balances in 2008 that were paid out in the form of cash. Such an option is allowed only on stock deferred prior to 2005.
3 – Aggregate Balance Last Fiscal Year – Of the aggregate balances listed in this column, the amounts attributable to deferred stock are as follows: Mr. Ward, $4,171,687; Mr. Munoz, $0; Mr. Ingram, $4,498,885; Mr. Gooden, $1,148,839; and Ms. Fitzsimmons, $209,099.
Eligible Deferrals
Under the EDCP, participants are entitled to elect to defer (a) up to 50% of base pay, (b) awards payable in cash under CSX’s incentive compensation plans, and (c) long-term incentive awards payable in the form of stock. Participants also are entitled to matching contributions (in the form of credits) based on the amount of additional matching contributions that the named executive officer would have received under CSX’s 401(k) plan assuming that (i) certain Code limits did not apply and (ii) contributions made under the EDCP were instead made under CSX’s 401(k) plan.

Investment of Deferred Amounts
Deferred amounts other than stock awards are, in accordance with a participant’s individual elections, treated as if they were invested among the investment funds available under the qualified 401(k) plan. Participants may elect to change the investment of deferred amounts, other than deferred stock awards.
Timing and Form of Benefit Payments
EDCP participants may elect to receive payment of their deferred amounts, including earnings, upon separation from service, the attainment of a specified age, or upon a change in control. Participants may elect to receive payment in the form of a lump sum or in semi-annual installments over a number of years not in excess of twenty years.
A participant may apply for accelerated payment of deferred amounts in the event of certain hardships and unforeseeable emergencies. A participant also may elect to receive accelerated distribution of amounts deferred before January 1, 2005 (and earnings thereon) other than for hardship or an unforeseeable emergency, but the participant is required to forfeit up to 5% of the amount to be distributed. All benefit payments under the EDCP are paid in the form of cash, except that deferred amounts attributable to stock awards are paid in the form of CSX common stock.
Post-Termination and Change-in-Control Payments
Employment and Separation Agreements
CSX occasionally enters into employment agreements with named executive officers. In general, these agreements are offered in connection with recruiting executive officers when CSX deems it advisable to provide employment security to new hires. Agreements of this type exist to provide severance pay and related benefits upon a termination of employment, other than during the employment period covered by the Change-in-Control Agreements. Of the named executive officers, only Messrs. Ingram and Munoz, both of whom were recruited and hired from outside CSX, have employment agreements.
Each entered into such agreement upon joining CSX. The agreements do not provide for a specific duration of employment, but relate primarily to the provision of benefits upon separation.
Mr. Munoz
Under the terms of an agreement entered into in April 2003, Mr. Munoz is employed as Executive Vice President and CFO of CSX. The agreement provides for an annual base salary of no less than $500,000 and an annual target incentive opportunity of 90% of his base salary. Upon joining CSX, Mr. Munoz received a stock option grant of 250,000 shares and a restricted stock award of 50,000, both of which are now fully vested. Mr. Munoz is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of CSX.
If Mr. Munoz is terminated by CSX (including a “constructive termination”) for reasons other than “cause” or “disability,” he will be entitled to a lump sum amount equal to his then current annual base salary.
Mr. Ingram
Pursuant to the terms of his employment agreement, Mr. Ingram is employed as Executive Vice President and Chief Operating Officer of CSX Transportation. The agreement provides for an annual base salary of no less than $450,000 and an annual target incentive opportunity of 90% of his base salary. Mr. Ingram is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of CSX. If Mr. Ingram’s employment is terminated for any reason other than cause, he is eligible for a special pension benefit as described in the narrative following the Pension Benefits Table.

If Mr. Ingram is terminated by CSX (including a “constructive termination”) for reasons other than “cause” or “disability,” or Mr. Ingram terminates employment for “good reason,” he will be entitled to the following benefits:
•
Before March 14, 2009, a lump sum severance payment equal to two times his then current annual base salary, and any then unvested restricted stock granted at the commencement of his employment will vest immediately.

•	After March 14, 2009, a lump sum amount equal to his then current annual base salary.
In Messrs. Munoz’s and Ingram’s employment agreements, the termination triggers are defined as follows:
•
“Cause” generally refers to (1) the executive’s willful and continued failure substantially to perform his duties; (2) any willful engagement by the executive in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (3) any violation by the executive of CSX’s Code of Ethics.

•	“Disability” is generally defined by reference to CSX’s long-term disability plan.

•
“Constructive termination” generally refers to (1) a material diminution in the executive’s duties or responsibilities or (2) a reduction in base salary, target annual incentive, other incentive opportunities, benefits or perquisites (unless peer executives suffer a comparable reduction). In Mr. Munoz’s agreement, “constructive termination” also includes the circumstance where CSX requires the executive to be based at any location other than its corporate headquarters.

•
“Good reason”, as used in Mr. Ingram’s agreement, generally refers to (1) a material diminution in the executive’s duties or responsibilities, (2) the failure by CSX to comply with the compensation provisions of the employment agreement or (3) any direction by CSX of Mr. Ingram to act in a manner that would cause a breach in his confidentiality and non-solicitation agreement with his previous employer.

Termination Provisions
The following narrative disclosure and tables provide information about CSX benefits to named executive officers in connection with two types of termination-General Termination and Change in Control Termination:
General Termination
Severance
Except as discussed above, the Company does not generally provide for any special termination of employment payments or benefits that favor the named executive officers in amount, terms or operation. Rather, payments are available under certain circumstances to all salaried employees pursuant to the terms of the CSX Severance Plan, which pays benefits based upon years of service. The benefits range from one month of base pay if one to three years of service has been attained to one year of base pay if at least 34 years of service has been attained.
Long-term Incentive Vesting
Upon termination (except in the case of retirement, death, or disability), performance grants and restricted stock granted under the Omnibus Plan are forfeited. In the case of retirement, death or disability, participants receive a pro rata award based on the number of months elapsed between the date of grant and the date of termination.
Change in Control Termination
Full and Immediate Vesting under Omnibus Plan
The named executive officers grants generally governed by the terms of the Omnibus Plan, including performance grants under any outstanding LTIP cycles, restricted stock, and stock options. Pursuant to the terms of such Plan, upon the occurrence of a change in control:

(i)	all grants under the 2006-2008, 2007-2009 and 2008-2010 LTIP cycles are considered fully earned and are immediately payable at target in cash,

(ii)	all vesting conditions applicable to restricted stock are deemed to have been met, and

(iii)	all outstanding stock options become immediately exercisable.
     The following table quantifies the benefits that would have been payable under the Omnibus Plan to each named executive upon the hypothetical occurrence on December 26, 2008 of an event described above.
Potential Payouts Under the Omnibus Plan Upon Change in Control

		Restricted	Unvested Stock	Aggregate
Name	LTIP Payment[1]	Stock	Options	Payments

Michael J. Ward	$8,725,815	$0	$0	$8,725,815

Oscar Munoz	$3,272,189	$0	$0	$3,272,189

Tony L. Ingram	$3,272,189	$0	$0	$3,272,189

Clarence W. Gooden	$3,272,189	$0	$0	$3,272,189

Ellen M. Fitzsimmons	$2,181,470	$0	$0	$2,181,470

1 – LTIP Payment – Full LTIP payout based on 100% attainment of target levels under the 2006-2008, 2007-2009 and 2008-2010 LTIP cycles, as of December 26, 2008, at a stock price of $31.50.
Change-in-Control Triggers
The following discussion describes potential payments to named executive officers, along with other executives, following a “change in control.” Under the plans and agreements described below, a “change in control” generally includes any of the following:
•
the acquisition of beneficial ownership of 20% or more of CSX’s outstanding common stock or the combined voting power of CSX’s outstanding voting stock by an individual or group as defined under applicable SEC rules (except in the case of deemed beneficial ownership of shares relating to total return swaps referenced in a lawsuit filed by CSX on March 17, 2008 in the Southern District of New York);

•
if individuals, who as of the date of the Change-in-Control Employment Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (as defined under applicable SEC rules);

•
a business combination (such as a merger, consolidation or disposition of substantially all of the assets of CSX or its principal subsidiary), excluding business combinations that will not result in a change in the equity and voting interests held in CSX, or a change in the composition of the Board, over a specified percentage; or

•	the liquidation or dissolution of CSX or its principal subsidiary.

Each Change-in-Control Agreement provides for salary and benefits to be continued at no less than specified levels generally for a period of up to three years after a change in control (the “Employment Period”), and for certain payments and other benefits to be paid or provided by CSX upon an executive’s termination of employment within the Employment Period. No payments have been made to any named executive officer pursuant to the Change-in-Control Agreements.
Benefits During the Employment Period Following a Change in Control
     During the “Employment Period,” CSX is required to:
•	pay the executive an annual base salary that is at least equal to the highest base salary payable to the executive in the 12-month period immediately preceding the Employment Period (although certain reductions in salary that are also applicable to similarly situated peer executives may be permitted);

•	provide the executive with an opportunity to earn an annual incentive at a minimum, target and maximum level that is not less favorable than the executive’s opportunity to earn such annual incentives prior to the Employment Period (although certain reductions also applicable to similarly situated peer executives may be permitted); and

•	cause the executive to be eligible to participate in incentive, retirement, welfare and other benefit plans and to benefit from paid vacation and other policies of CSX and its affiliates, on a basis not less favorable than the benefits generally available to the executive before the Employment Period (or the benefits generally available to peer executives at any time after the beginning of the Employment Period, whichever is more favorable).
Benefits Upon Termination Following a Change in Control
Under the Change-in-Control Agreements, CSX will provide severance payments and other benefits to named executive officers upon their termination of employment during the Employment Period. The amount of benefits depends on the reason for termination.
Termination Without “Cause” or Resignation for “Good Reason”; “Constructive Termination.” CSX will pay to the executive the severance benefits described below if, during the Employment Period, CSX terminates the executive’s employment other than for “cause” or “disability,” or the executive resigns for “good reason” or upon a “constructive termination.” An executive whose employment is terminated without “cause” in anticipation of a change in control is also entitled to the following benefits. Each of these payment triggers is defined further below.
•	Cash Severance Payment – a lump sum cash payment equal to the sum of the following:
o
the executive’s (1) accrued pay and (2) “Highest Annual Bonus” (pro-rated based on the number of days worked in the calendar year).   An executive’s Highest Annual Bonus is the higher of (a) the executive’s most recently established target annual incentive and (b) the highest annual incentive amount received by the executive in the three full calendar years preceding the beginning of the Employment Period;

o	three times the sum of the executive’s annual base salary and the executive’s “Highest Annual Bonus”; and

o
the actuarial present value of the amount that the executive would have been entitled to receive under the Pension Plan and the Special Retirement Plan had the executive continued employment with CSX for an additional three years after the actual date of termination.

•
Medical and Other Welfare Benefits – the equivalent of continued medical, life and other welfare benefit plan coverage for three years after termination of employment at a level at least as favorable as the benefits provided to the executive during the Employment Period (or the benefits then generally available to peer executives, whichever is more favorable).  The executive also receives credit for three additional years of service for purposes of determining eligibility for retiree medical benefits.

•	Outplacement – outplacement services at a cost to CSX not to exceed $20,000.
Termination for Other Reasons. If the executive’s employment is terminated due to the executive’s death or disability, or by the executive other than for “good reason” or upon a “constructive termination,” CSX will make a lump sum cash payment to the executive equal to his or her (1) accrued pay and (2) “Highest Annual Bonus” pro-rated based on the number of days worked in the calendar year. If the executive’s employment is terminated by CSX for “cause,” CSX will pay the executive a lump-sum cash payment of any unpaid portion of his or her annual base salary through the date of termination.
Definitions of Payment Triggers
     In the Change-in-Control Agreements:
•	“Good reason” generally refers to the occurrence of any of the following (except, in the case of a business combination subject to approval by the Surface Transportation Board, during the portion of the Employment Period prior to that agency’s final decision):
o	the assignment to the executive of duties inconsistent with, or a diminution of, his or her position, authority, duties or responsibilities;

o	any failure of CSX to comply with its compensation obligations during the Employment Period;

o	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before;

o	any purported termination by CSX of the executive’s employment other than as permitted by the Change-in-Control Agreements; or

o	any failure of CSX to require a successor to assume the agreement.
Termination for “good reason” also includes the termination by the executive of his or her employment for any reason during a 30-day period following the date that is (1) one year after final approval by the Surface Transportation Board of a business combination subject to its approval or (2) six months after any other change in control.
•
  “Constructive termination” applies in the case of a business combination subject to the approval of the Surface Transportation Board, and refers to the occurrence of any of the following during the portion of the Employment Period prior to that agency’s final decision:

o	the substantial diminution of the executive’s duties or responsibilities;

o
a reduction in compensation payable during the Employment Period (other than a reduction in incentive opportunities, benefits and perquisites where the executive’s peer executives suffer a comparable reduction);

o	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before; or

o	any purported termination by CSX of the executive’s employment other than for “cause.”
•
  “Cause” generally refers to (1) the willful and continued failure of the executive to perform his or her duties to CSX or (2) the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to CSX.

•	“Disability” generally refers to the executive’s absence from duties for 180 consecutive business days as a result of total and permanent mental or physical illness.
The following table quantifies the severance benefits to which each of the named executive officers would be entitled under his or her Change-in-Control Agreement upon the hypothetical termination of employment following a change in control by CSX other than for “cause” or “disability” or by the executive for “good reason” or upon a “constructive termination” as of December 26, 2008.
Potential Payouts Under Change-in-Control Agreements

		Pro-rata	Retirement
		Bonus	Benefit	Welfare Benefit		Excise Tax &	Aggregate
Name	Severance[1]	Payment[2]	Increase[3]	Values[4]	Outplacement[5]	Gross-Up6	Payments

Michael J. Ward	$9,394,500	$2,003,671	$4,861,724	$70,761	$20,000	-	$16,350,656

Oscar Munoz	$4,458,000	$824,548	$254,188	$64,962	$20,000	-	$5,621,698

Tony L. Ingram	$4,275,000	$813,699	$3,000,166	$30,257	$20,000	$3,409,914	$11,549,035

Clarence W. Gooden	$3,900,000	$739,726	$2,519,629	$62,135	$20,000	$2,669,192	$9,910,682

Ellen M. Fitzsimmons	$3,213,000	$563,178	$2,111,887	$62,360	$20,000	$2,271,288	$8,241,714

1 –  Severance – Severance payment equal to three (3) times the sum of the executive’s annual base salary at the time of the termination and the “Highest Annual Bonus.”
2 – Pro-rata Bonus Payment – The Highest Annual Bonus pro-rated for the number of days in the calendar year prior to a hypothetical termination of employment as of December 26, 2008.
3 – Retirement Benefit Increase – Increase in actuarial present value of retirement benefits as of December 31, 2008 due to the accrual of retirement benefits for three additional years of employment upon a qualifying termination following a change in control.  The total retirement benefits would be equal to: Mr. Ward ($24,105,866), Mr. Munoz ($548,612), Mr. Ingram ($8,624,012), Mr. Gooden ($11,165,893) and Ms. Fitzsimmons ($2,898,812).
4 – Welfare Benefits Values – Estimated values associated with the continuation of medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance for three years post-termination following a change in control.
5 – Outplacement – Executive is provided with outplacement services not to exceed $20,000.
6 – Excise Tax & Gross-up – Gross-up covering the full cost of excise tax under Code Sections 280G and 4999.  Note that this amount is highly dependent on a variety of factors, including the characterization of some compensation as earned for service with CSX or an acquirer, and thus is only theoretical. It represents a calculation based on each executive being terminated on the assumed change of control date at the end of 2008.  The excise tax and gross-up shown in this table include amounts payable under a change in control under the Omnibus Plan, as well as amounts payable upon a termination under the Change-in-Control Agreement.
Gross-up for excess parachute payments
The Change-in-Control Agreements provide that, if the payments and benefits provided to the executive in connection with a change in control and subsequent termination are subject to the golden parachute excise tax imposed under Code Section 4999, the named executive officers will be entitled to a gross-up payment such that, after taking into account all income and excise taxes, the named executive officers will receive the same after-tax amount that he or she would have received had no excise tax been imposed under Section 4999. Also refer to the Severance Benefits Policy discussed above.

Confidentiality
Each of the Change-in-Control Agreements requires the named executive officer to keep confidential any proprietary information or data relating to CSX and its affiliates. After termination of employment, an executive may not disclose confidential information without prior written permission from CSX.
Executive Deferred Compensation Plan; Retirement Plans
In accordance with the terms of the EDCP, distribution of the entire account balance shall be made to participants upon a change of control unless the individual participant elects otherwise. As discussed on pages 38-41 in the narrative accompanying the Pension Benefits Table, the Special Retirement Plan also contains certain change in control provisions.

Item 2: Ratification of Independent Registered Public Accounting Firm
The Audit Committee of the Board appointed the firm of Ernst & Young LLP as Independent Auditors to audit and report on CSX’s financial statements for the fiscal year 2009. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.
Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.
Fees Paid to Independent Registered Public Accounting Firm
Ernst & Young LLP served as the Independent Auditors for the Company in 2008. Approximate fees paid to Ernst & Young LLP were as follows:

	2008	2007

Audit Fees:	$2,712,000	$2,595,000
Include fees associated with the integrated audit, testing internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attestation services related to regulatory filings.

Audit Related Fees:	$295,000	$228,000
Principally include audits of employee benefit plans and subsidiary audits.

Tax Fees:	$59,000	$41,000
Include fees for tax compliance, expatriate tax compliance, tax advice and tax planning.

All Other Fees:	$6,000	$13,000
Include fees for a subscription to an accounting research tool. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst & Young LLP’s independent status.

Pre-Approval Policies and Procedures
The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. In 2007 and 2008, the Audit Committee preapproved all services performed by Ernst & Young LLP.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm, as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Committee has discussed Ernst & Young LLP’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008.
Audit Committee
Donald J. Shepard, Chair
Donna M. Alvarado
John B. Breaux
Timothy T. O’Toole
Jacksonville, Florida
February 17, 2009

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
The following table sets forth, as of March 6, 2009, the beneficial ownership of the Company’s common stock by each of the executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5 percent of the Company’s common stock, and by all current executive officers and directors of the Company as a group. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the Company’s directors and executive officers is CSX Corporation, 500 Water Street, Jacksonville, FL 32202.

Amount and Nature of Beneficial Ownership
		Shares for which
		Beneficial
	Shares	Ownership	Total	Percent
Name of	Beneficially	can be Acquired	Beneficial	of
Beneficial Owner [1]	Owned	within 60 Days[2]	Ownership	Class[3]

Donna M. Alvarado	17,132	—	17,132	*
Alexandre Behring[4]	17,239,725	—	17,239,725	4.3%
Sen. John B. Breaux	28,494	—	28,494	*
Steven T. Halverson	17,150	—	17,150	*
Christopher Hohn[5]	17,802,148	—	17,802,148	4.5%
Edward J. Kelly, III	42,383	—	42,383	*
Gilbert H. Lamphere	50,000	—	50,000	*
John D. McPherson	5,251	—	5,251	*
Timothy T. O’Toole	7,650	—	7,650
David M. Ratcliffe	43,367	—	43,367	*
Donald J. Shepard	52,191	—	52,191	*

Michael J. Ward	278,803	773,332	1,052,135	*
Ellen M. Fitzsimmons	193,737	114,332	308,069	*
Clarence W. Gooden[7]	311,679	40,000	351,679	*
Tony L. Ingram	322,691	—	322,691	*
Oscar Munoz	289,996	250,000	539,996	*

Executive officers as a group	36,755,848	1,189,330	37,945,178	9.5%
(a total of 18 including those named above and all directors and nominees)

The Children’s Investment Fund Management (UK)	17,802,148	—	17,802,148	4.5%
LLP[5,6] 7 Clifford Street London W1S 2WE

3G Capital Partners Ltd.[4,6]	17,232,854	—	17,232,854	4.3%
600 Third Avenue 37th Floor New York, New York 10016

Capital Research Global Investors[8]	26,300,000	—	26,300,000	6.6%
333 South Hope Street Los Angeles, CA 90071

Citigroup Inc.[9]	21,403,930	—	21,403,930	5.4%
399 Park Avenue New York, NY 10043

1 –
Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and also have investment power except with respect to certain shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust.

2 –	Represents shares underlying options exercisable within 60 days.

3 –
Based on 399,343,121 shares outstanding on March 6, 2009, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

4 –
3G Capital Partners Ltd. (“3G Capital Ltd.”) is the general partner of 3G Capital Partners, L.P. (“3G Capital L.P.”), which is the sole member of 3G Fund Partners, Ltd. (“3G Fund Ltd.”), which is the general partner of 3G Fund L.P (“3G Fund,” and, together with 3G Capital Ltd., 3G Capital L.P. and 3G Fund Ltd., “3G Capital”). Mr. Behring is the Managing Director of 3G Capital Ltd. and is therefore in a position to determine the investment and voting decisions made by 3G Fund. Mr. Behring disclaims beneficial ownership of any and all securities held by 3G Fund except to the extent of his pecuniary interest therein.

5 –
The ownership of The Children’s Investment Master Fund, a Cayman Islands exempted company (the “TCI Fund”) includes 5,150 shares of Common Stock held directly by Mr. Hohn for the benefit of the TCI Fund, and 17,796,998 shares of Common Stock held by the TCI Fund. The Children’s Investment Fund Management (Cayman) Ltd., a Cayman Islands exempted company (“TCIF”) and The Children’s Investment Fund Management (UK) LLP, an English limited liability partnership (“TCIF UK”, and, together with the TCI Fund, TCIF and Mr. Hohn, the “TCI Reporting Persons”) serve as management companies for the TCI Fund. Christopher Hohn is the managing partner of TCIF UK and the 100% owner of TCIF, and therefore is in a position to determine the investment and voting decisions made by the TCI Fund.

6 –
Based on the decision of the Federal District Court for the Southern District of New York in CSX Corporation v. The Children’s Investment Fund Management (UK) LLP et al, issued on June 11, 2008 (the “Action”), which decision is being appealed by the TCI and 3G Capital (the “Reporting Persons”), the Reporting Persons also may be deemed to beneficially own any Shares (the “Swap Shares”) purchased for hedging purposes by the counterparties to the total return swaps to which the Reporting Persons are party (the “Swaps”). The counterparties to the Swaps are not required to purchase any Shares in connection with the Swaps or inform the Reporting Persons if the counterparties in fact hold any Swap Shares at any given time or the extent of any such holdings. To the extent that the Action is not reversed on appeal and the Reporting Persons are deemed the beneficial owners of the Swap Shares pursuant to the Action, and assuming that the counterparties have fully hedged the Swaps by purchasing the aggregate number of shares of Common Stock referenced by the Swaps, (i) the maximum number of Swap Shares held by TCI would be 17,988,900 shares of Common Stock, representing approximately 4.5% of the shares of Common Stock outstanding, and (ii) the maximum number of Swap Shares held by 3G Capital would be 3,280,000 shares of Common Stock, representing approximately .8% of the shares of Common Stock outstanding. Accordingly, the TCI Reporting Persons would be deemed to beneficially own a total of 35,791,048 shares of Common Stock, representing approximately 9.0% of the shares of Common Stock outstanding and 3G Capital would be deemed to beneficially own a total of 20,512,854 shares of Common Stock, representing approximately 5.1% of the shares of outstanding shares. The TCI Reporting Persons expressly disclaim beneficial ownership of the Swap Shares.

7 –	The ownership of Mr. Gooden includes 54,758 shares held in a family member’s trust over which he has voting and investment power.
8 –	As disclosed in its Schedule 13G filed on February 13, 2009, Capital Research Global Investors disclaims beneficial ownership pursuant to Rule 13d-4.
9 –
As disclosed in its Schedule 13G filed on February 11, 2009, Citigroup’s ownership position assumes conversion/exercise of certain securities held through its subsidiary Citigroup Financial Products, Inc.

Equity Compensation Plan Information
The following table sets forth information about the Company’s equity compensation plans as of December 26, 2008:

	Number of securities to be		Number of securities
Plan category	issued upon exercise of	Weighted-average exercise	remaining available for
	outstanding options, warrants	price of outstanding options,	future issuance under equity
	and rights (000s)	warrants and rights	compensation plans (000s)[1],[2]

Equity compensation plans approved by security holders	6,984	$17.99	11,905

Equity compensation plans not approved by security holders	325	$22.48	-

Total	7,309	-	11,905

1 –
The number of shares remaining available for future issuance under plans approved by shareholders includes 921,550 shares available for stock option grants, payment of director compensation and stock grants pursuant to the CSX Stock Plan for Directors; and 10,982,977 shares available for grant in the form of stock options, performance grants, restricted stock, stock appreciation rights and stock awards pursuant to the Omnibus Plan.

2 –
The 1990 Stock Award Plan (“1990 Plan”) is the only CSX equity compensation plan that has not been approved by shareholders. The 1990 Plan became effective September 12, 1990. Its purpose is to further the long-term stability and financial success of CSX by rewarding selected meritorious employees with awards of Company stock. Each stock award and stock option grant under the 1990 Plan must be approved or ratified by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance
The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10 percent of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions which occurred during fiscal 2008 with the following exceptions. Mr. Lamphere filed (i) an amended Form 3 to include 1,620 previously omitted shares of common stock, and (ii) a Form 4 reporting receipt of his annual retainer, which filing was one day late.
Based on the decision of the Federal District Court for the Southern District of New York in CSX Corporation v. The Children’s Investment Fund Management (UK) LLP et al., issued on June 11, 2008 (the “Action”), which decision is being appealed by The Children’s Investment Fund Management (UK) LLP, The Children’s Investment Fund Management (Cayman) Ltd. and TCI Master Fund (the “TCI entities”) and Mr. Hohn (together with the TCI entities, “TCI”) and 3G Capital Partners Ltd., 3G Capital Partners, L.P. and 3G Fund, L.P. (the “3G entities”) and Mr. Behring (together with the 3G entities, “3G”) (TCI and 3G collectively, the “Reporting Persons”), the Reporting Persons may be deemed to beneficially own any Shares (the “Swap Shares”) purchased for hedging purposes by the counterparties to the total return swaps to which they are a party.  In addition, to the extent that the Action is not reversed on appeal, the Reporting Persons may have been deemed to be a “group” under Section 16(a) of the Exchange Act no later than February 13, 2007, and the “group” members may have been deemed to be greater than ten percent owners as of that date.  In an October 6, 2008 Schedule 13D filing, TCI and 3G disclaimed membership in any “group” with each other as of October 4, 2008. Depending on the outcome of the appeal, additional filing requirements may have been previously triggered.
“Householding” of Proxy Materials
In December 2000, the SEC adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.
As in the past few years, a number of brokers with accountholders who are CSX shareholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to CSX shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or write us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. You may also call us at (904) 366-4242.
Shareholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Notice of Electronic Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be Held on May 6, 2009. The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.
As permitted by rules adopted by the Securities and Exchange Commission, we are making our proxy material available to our shareholders electronically via the Internet. We have mailed many of our shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.
Annual Report on Form 10-K
Our Fiscal 2008 Annual Report on Form 10-K (without exhibits) is available on www.csx.com or the report (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov). You may submit a request for a printed version in one of the following manners:
•	Send your request by mail to CSX Corporation, Investor Relations, 500 Water Street, Jacksonville, Florida 32202, or

•	Call CSX Investor Relations at (904) 366-5353.
March 24, 2009

By Order of the Board of Directors

Ellen M. Fitzsimmons
Senior Vice President-Law and Public Affairs and Corporate
Secretary

Appendix A
Companies included in the 2007 Towers Perrin General Industry Executive Compensation Survey, $6B - $15B

AFLAC	Clear Channel	Harley-Davidson	Navistar International	SAFECO
Air Products and Chemicals	CMS Energy	Health Net	NCR	SAIC
Amazon.com	Colgate-Palmolive	Hilton Hotels	NIKE	Schering-Plough
Ameren	ConAgra Foods	H.J. Heinz	Norfolk Southern	Seagate Technology
American Electric Power	Consolidated Edison	Horizon Blue Cross Blue Shield of NJ	Nortel Networks	Sempra Energy
Amgen	Crown Holdings	Hovnanian Enterprises	Northeast Utilities	Sherwin-Williams
A&P		Huntsman	Northwest Airlines	Smurfit-Stone Container
Applied Materials	Dana		NOVA Chemicals	Southern Company Services
ARAMARK	Dean Foods	IAC/InterActive		Starbucks
ArvinMeritor	DIRECTV	Independence Blue Cross	ONEOK	Sun Microsystems
Ascension Health	DTE Energy	Ingersoll-Rand	Oracle
Ashland		Integrys Energy Group	Owens Corning	Tenet Healthcare
Atmos Energy	Eastman Chemical	ITT - Corporate	Owens-Illinois	Tennessee Valley Authority
Automatic Data Processing	Eastman Kodak			Terex
Avon	Eaton	Jacobs Engineering	Pacific Gas & Electric	Texas Instruments
	Edison International		Parker Hannifin	Textron
Ball	Embarq	Kaiser Foundation Health Plan	Pepco Holdings	Thomson Corporation
Baxter International	EMC	KBR	PPG Industries	Trane
Black & Decker	Energy Future Holdings	Kellogg	PPL	TRW Automotive
Blue Cross Blue Shield of FL	Entergy	Knight	Praxair
Boston Scientific	EPCO	Lenovo	Progress Energy	Unum Group
Burlington Northern Santa Fe		Limited	Progressive
	Federal-Mogul	Lincoln Financial	Public Service Enterprise Group	VF
Calpine	FirstEnergy	L-3 Communications	Pulte Homes	Viacom
Campbell Soup	Fluor			Visteon
Catholic Healthcare West	Fortune Brands	Marriott International	QUALCOMM	Williams Companies
CBS	Freeport-McMoRan Copper	Masco	Quest Diagnostics	Winn-Dixie Stores
Celestica		McGraw-Hill	Qwest Communications	WPP
CenterPoint Energy	Gannett	MeadWestvaco	Reed Elsevier	Xcel Energy
Chevron Phillips Chemical	Genentech	Medtronic	Reliant Resources
CHS	General Mills	Monsanto	Reynolds American	Yahoo!
	Genworth Financial	Murphy Oil	Rohm and Haas	Yum! Brands
Ryder System

CSX CORPORATION 500 WATER STREET JACKSONVILLE, FL 32202
VOTE VIA THE INTERNET OR TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK THROUGH 11:59 P.M. EDT ON TUESDAY,
MAY 5, 2009.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CSXCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSX CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” Items 1 AND 2.			☐	☐	☐

1.	Election of Directors Nominees:
	01) D. M. Alvarado 02) A. Behring 03) Sen. J. B. Breaux 04) S. T. Halverson 05) E. J. Kelly, III 06) G. H. Lamphere	07) J. D. McPherson 08) T. T. O’Toole 09) D. M. Ratcliffe 10) D. J. Shepard 11) M. J. Ward

Vote On Proposal
		For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2009	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Note: Please sign below exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

CSXCO2

CSX CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 6, 2009
The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, and each of them, as proxies, each with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2009, at 10:00 a.m. (EDT), at Baltimore Marriott Inner Harbor at Camden Yards, 110 South Eutaw Street, Baltimore, MD 21201-1608, and at all adjournments or postponements thereof, and authorizes them to represent and to vote all stock of the undersigned on the proposals listed on the reverse side of this card as directed and, in their discretion, upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) "FOR" the election of the director nominees and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 P.M. Eastern Time on Tuesday, May 5, 2009.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)